Exhibit 10.1

DATED 22 NOVEMBER 2022

NOBLE CORPORATION PLC

AS COMPANY

ARRANGED BY

DNB CAPITAL LLC, J.P. MORGAN SE, NYKREDIT BANK A/S, CLIFFORD CAPITAL PTE. LTD., BARCLAYS BANK PLC, DANSKE BANK A/S, HSBC BANK USA, N.A., NORDEA BANK ABP, NEW YORK BRANCH AND MORGAN STANLEY SENIOR FUNDING, INC.

AS BOOKRUNNERS AND MANDATED LEAD ARRANGERS

DNB MARKETS, INC.

AS COORDINATOR

WITH

DNB BANK ASA, NEW YORK BRANCH

ACTING AS AGENT

AND

DNB BANK ASA, NEW YORK BRANCH

ACTING AS SECURITY AGENT

USD 350,000,000 TERM FACILITY AGREEMENT

32. Notices	118

33. Calculations and Certificates	120

34. Partial Invalidity	121

35. Remedies and Waivers	121

36. Amendments and Waivers	121

37. Confidential Information	129

38. Confidentiality of Funding Rates	133

39. Counterparts	134

40. Governing Law	135

41. Enforcement	135

42. Patriot Act Notice	135

Schedule 1 The Original Parties	138

Part I The Original Obligors	138

Part II The Original Lenders	139

Schedule 2 Conditions Precedent	140

Part I Conditions Precedent to Utilisation	140

Part II Conditions Precedent required to be delivered by an Additional Guarantor	144

Schedule 3 Requests	146

Part I Utilisation Request	146

Part II Selection Notice	148

Schedule 4 Form of Transfer Certificate	149

Schedule 5 Form of Assignment Agreement	152

Schedule 6 Form of Accession Letter	155

Schedule 7 Form of Resignation Letter	157

Schedule 8 Form of Compliance Certificate	158

Schedule 9 Timetables	160

Schedule 10 Form of Increase Confirmation	161

Schedule 11 Collateral Rigs	164

Schedule 12 Collateral Rigs and Insurance Undertakings	165

Part I Collateral Rigs Undertakings	165

Part II Insurance Undertakings	173

Schedule 13 Form of Quiet Enjoyment Letter	178

Schedule 14 Form of Substitute Facility Office or Substitute Affiliate Lender Designation Notice	180

THIS AGREEMENT is dated _______________ 2022 and made between:

(1)	NOBLE CORPORATION PLC as the Company (as defined below);

(2)	THE DRILLING COMPANY OF 1972 A/S as borrower (the “Borrower”);

(3)	THE SUBSIDIARIES of the Borrower listed in Part I of Schedule 1 (The Original Parties) as rig owners (the “Original Rig Owners”);

(4)

THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as material intra-group charterers (the “Original Material Intra-Group Charterers” together with the Company and the Rig Owners, the “Original Guarantors”);

(5)

DNB CAPITAL LLC, J.P. MORGAN SE, NYKREDIT BANK A/S, CLIFFORD CAPITAL PTE. LTD., BARCLAYS BANK PLC, DANSKE BANK A/S, HSBC BANK USA, N.A., NORDEA BANK ABP, NEW YORK BRANCH and MORGAN STANLEY SENIOR FUNDING, INC. as mandated lead arrangers and bookrunners (the “Mandated Lead Arrangers”);

(6)

DNB CAPITAL LLC, J.P. MORGAN SE, NYKREDIT BANK A/S, CLIFFORD CAPITAL PTE. LTD., BARCLAYS BANK PLC, DANSKE BANK A/S, HSBC BANK USA, N.A., NORDEA BANK ABP, NEW YORK BRANCH and MORGAN STANLEY SENIOR FUNDING, INC. as bookrunners (the “Bookrunners”);

(7)	DNB MARKETS, INC. as coordinator (the “Coordinator”);

(8)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(9)	DNB BANK ASA, NEW YORK BRANCH as agent of the other Finance Parties (the “Agent”); and

(10)	DNB BANK ASA, NEW YORK BRANCH as security trustee for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)

a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by S&P Global Ratings, a division of S&P Global Inc. or Fitch Ratings Ltd or Baa2 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	any Original Lender or Affiliate of an Original Lender; or

(c)	any other bank or financial institution approved by the Agent (acting on the instructions of the Majority Lenders) and the Company.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Account Charge” means:

(a)	in relation to a Rig Owner, the Security over the Earnings Account of that Rig Owner, made or to be made between that Rig Owner and the Security Agent; and

(b)	in relation to the Borrower, the Security over the Prepayment Cash Collateral Account made or to be made between the Borrower and the Security Agent.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Approved Classification” means the classification notification of each Collateral Rig set out in Schedule 11.

“Approved Classification Society” means American Bureau Shipping or Lloyd’s Register or any other classification society approved in writing by the Agent acting with the authorisation of the Majority Lenders (such authorisation not to be unreasonably withheld or delayed).

“Approved Flag” means Denmark, Singapore, Isle of Man, Marshall Islands, Liberia, Panama, England, Cyprus, Hong Kong, Bahamas, Malta, Sweden or such other ship registry or flag acceptable to the Agent acting with the authorisation of the Majority Lenders (such authorisation not to be unreasonably withheld or delayed).

“Approved Valuer” means each of Fearnley Offshore, Clarksons, Pareto Offshore, KennedyMarr, Arctic Offshore A/S or such other brokers as may be agreed by the Lenders and the Company.

“Arrest” means, in relation to any Collateral Rig, an arrest of that Collateral Rig (other than an arrest falling under the definition of Total Loss) which has continued unremedied for sixty (60) days from the date of such arrest.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including 31 December 2022.

“Available Commitment” means a Lender’s Commitment minus, in relation to the proposed Utilisation, the amount of its participation in the Loan that is due to be made on or before the proposed Utilisation Date.

“Available Facility” means, in relation to the Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bonds” means any bonds or notes issued by the Company or a Subsidiary thereof as Indebtedness for Borrowed Money.

“Borrower’s Group” means the Borrower and all its subsidiaries from time to time.

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Oslo, Copenhagen, New York, Singapore and (in relation to the fixing of an interest rate) which is a US Government Securities Business Day.

“Central Bank Rate” means:

(a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)	if that target is not a single figure, the arithmetic mean of:

(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)	the lower bound of that target range.

“Central Bank Rate Adjustment” means, in relation to the Central Bank Rate prevailing at close of business on any US Government Securities Business Day, the 20 per cent. trimmed arithmetic mean (calculated by the Agent, or by any Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding US Government Securities Business days for which one Month Term SOFR is available.

“Central Bank Rate Spreads” means, in relation to any US Government Securities Business Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any Finance Party which agrees to do so in place of the Agent) of:

(a)	one Month Term SOFR for that US Government Securities Business Day; and

(b)	the Central Bank Rate prevailing at close of business on that US Government Securities Business Day.

“Change of Control” means the occurrence of any event or series of events by which either:

(a)

any “person” (as such term is used in the Exchange Act) or related persons constituting a “group” (as such term is used in the Exchange Act) is or becomes the “beneficial owner” (as determined according to Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of equity securities of the Company (or other securities convertible into, or any other right at any time to acquire, such equity securities), where such equity securities represent more than fifty per cent. (50%) of the Deemed Outstanding Parent Voting Power, except as a result of a Redomestication; or

(b)

the Company shall cease to own and control, directly or indirectly, all of the outstanding equity securities (except for directors’ qualifying shares) of the Borrower, except as a result of a Redomestication.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means the Utilisation Date.

“Code” means the US Internal Revenue Code of 1986.

“Collateral Rigs” means:

(a)	each of the rigs listed in Schedule 11 (Collateral Rigs); and

(b)	each Replacement Collateral Rig subject to a Mortgage in accordance with this Agreement,

in each case, to the extent and for so long as such rig is (i) owned by a member of the Group and (ii) subject to the Transaction Security.

“Collateral Rigs Undertakings” means the undertakings set out in Part I of Schedule 12 (Collateral Rigs and Insurance Undertakings).

“Commitment” means:

(a)

in relation to an Original Lender, the amount in dollars set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in dollars of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Company” means Noble Corporation plc, or, if a Redomestication has occurred subsequent to the date hereof and prior to the event in question on the date of determination, the Surviving Person resulting from such prior Redomestication.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or in any other form agreed between the Company and the Agent.

“Confidential Information” means all information relating to the Company, any Obligor, the Group, any Collateral Rig, the Charged Property, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Deed of Covenants” means, in relation to a Collateral Rig, the deed of covenants collateral and supplemental to the Mortgage over that Collateral Rig made or to be made between the relevant Rig Owner and the Security Agent.

“Deed of Release” means a deed releasing the Existing Security in a form acceptable to the Agent.

“Deemed Outstanding Parent Voting Power” means the voting power of all outstanding Equity Interests (other than Equity Interests having such power only by reason of the happening of a contingency) of the Company.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in the Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in the Loan available) by the Utilisation Date in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(C)	payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disposition” means the sale, transfer, license, lease, assignment, conveyance, exchange, alienation or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any Sale-Leaseback Transaction) and any issuance of Equity Interests by a direct Subsidiary of such person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The terms “Disposal”, “Dispose” and “Disposed of” have the correlative meaning thereto.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Earnings Account” means any USD or EUR account held by a Rig Owner into which the principal revenue from the employment contract and/or intra-group bareboat charter arrangement with respect to the relevant Collateral Rig is required to be paid.

“Earnings Assignment” means an assignment of the earnings in relation to a Material Employment Contract between a Material Intra-Group Charterer and the Security Agent, in the form agreed by the Company and the Agent prior to the Closing Date.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not a member of the Group.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor conducted on or from the properties owned or used by any Obligor.

“Equity Interest” means as to any Person, any capital stock, shares, partnership interest, membership interest or other equity interest in such Person, or any warrant, option or other right to acquire any Equity Interest in such Person (but excluding any debt security convertible into or exchangeable for Equity Interests, regardless of whether such debt securities include any right of participations with Equity Interests).

“EU Bail-In Legislation Schedule” means the document described as such and published by the LMA from time to time.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Facility Agent” means the “Agent” as such term is defined in the Existing Facility Agreement.

“Existing Facility Agreement” means the facility agreement dated 6 December 2018 and entered into between, amongst others, Maersk Drilling Holding A/S as borrower and DNB Bank ASA as arranger, agent and security agent.

“Existing Indebtedness” means, at any date, the outstanding Financial Indebtedness of the Borrower on that date under the Existing Facility Agreement.

“Existing Security” means any Security created to secure the Existing Indebtedness.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means , in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fair Market Value” means the market value in Dollars of a Collateral Rig or, as the case may be, all Collateral Rigs as determined in accordance with Clause 20.4 (Valuations).

“Fallback Interest Period” means one Month.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance (or any amended or successor version that is substantially comparable);

(b)

any treaty, law, regulation or other official guidance of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law, regulation or other official guidance referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of anything referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the relevant parties and the Company (or the Agent and the Company or the Security Agent and the Company).

“Finance Document” means this Agreement, the Security Documents, the Intercreditor Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Mandated Lead Arrangers, the Bookrunners, the Coordinator, the Security Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

net liabilities owing in respect of any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above,

and, in each case, excluding any indebtedness or liability in respect of any of the items referred to paragraphs (a) to (i) above to the extent owed by one member of the Group to another member of the Group.

“Fixed Term” means a fixed term duration (not including any optional extension periods or contractual term elapsed prior to the Closing Date).

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to sub-paragraph (ii) of paragraph (a) of Clause 10.3 (Cost of funds).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Group” means the Company and all its Subsidiaries from time to time.

“Group Structure Chart” means the group structure chart showing all members of the Group.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three US Government Securities Business Days before the Quotation Day.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurance Assignment” means, in relation to a Collateral Rig, the assignment of Insurances and Requisition Compensation in respect of that Collateral Rig made or to be made between the relevant Rig Owner (or the Company) and the Security Agent.

“Insurance Undertakings” means the undertakings set out in Part II of Schedule 12 (Collateral Rigs and Insurance Undertakings).

“Insurances” means, in relation to a Collateral Rig, all policies and contracts of insurance required pursuant to the Insurance Undertakings (including all entries of that Collateral Rig in a protection and indemnity or war risks association) and which are taken out or entered into by or for the benefit of the Rig Owner of that Collateral Rig in connection with that Collateral Rig (including all benefits and claims and return of premiums relating to such policies and contracts).

“Intercreditor Agreement” means the intercreditor agreement dated on or around the date of this Agreement between, among others, the Company, the Lenders, the Agent and the Security Agent.

“Interest Period” means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)

the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for a day which is no more than five US Government Securities Business Days (and no less than two US Government Securities Business Days) before the Quotation Day; and

(b)

the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

“Interpolated Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either

(i)	the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)	if the Parties agree to an Interest Period shorter than one Month, Term SOFR for a tenor of one month; and

(b)	the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

“Intra-Group Bareboat Charter” means any bareboat charter entered into between a Rig Owner and Material Intra-Group Charterer in relation to a Collateral Rig which is subject to a Material Employment Contract.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 25 (Changes to the Obligors).

“Legal Reservations” means:

(a)

the principle that certain remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)

the time barring of claims under applicable limitation laws (including the English Limitation Acts), defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of any stamp duty may be void;

(c)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(d)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(e)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(f)	any other matters of law of general application which are set out as qualifications or reservations (however described) in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase) or Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“LMA” means the Loan Market Association.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3% of the Total Commitments immediately prior to the reduction).

“Margin” means:

(a)	from the date of this Agreement to and including the first anniversary of the Utilisation Date, 3.5 per cent per annum;

(b)	from and including the day immediately following the first anniversary of the Utilisation Date to and including the day falling 15 months after the Utilisation Date, 3.65 per cent per annum;

(c)	from and including the day immediately following 15 months after the Utilisation Date to and including the day falling 18 months after the Utilisation Date, 3.80 per cent per annum;

(d)	from and including the day immediately following 18 months after the Utilisation Date to and including the day falling 21 months after the Utilisation Date, 3.95 per cent per annum;

(e)	from and including the day immediately following 21 months after the Utilisation Date to and including the day falling 24 months after the Utilisation Date, 4.10 per cent per annum;

(f)	from and including the day immediately following 24 months after the Utilisation Date to and including the day falling 27 months after the Utilisation Date, 4.35 per cent per annum;

(g)	from and including the day immediately following 27 months after the Utilisation Date to and including the day falling 30 months after the Utilisation Date, 4.60 per cent per annum;

(h)	from and including the day immediately following 30 months after the Utilisation Date to and including the day falling 33 months after the Utilisation Date, 4.85 per cent per annum; and

(i)	from and including the day immediately following 33 months after the Utilisation Date after to and including the Termination Date, 5.10 per cent per annum.

“Market Disruption Rate” means the Reference Rate.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Group taken as a whole;

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents; or

(c)	subject to the Legal Reservations and the Perfection Requirements, the legality, validity or enforceability of the Finance Documents.

“Material Intra-Group Charterer” means any Original Material Intra-Group Charterer and any wholly-owned Subsidiary of the Company holding a Material Employment Contract for one or more Collateral Rigs.

“Material Employment Contract” means, with respect to any Collateral Rig, any existing drilling contract, or new drilling contract entered into on or after the Closing Date, between a member of the Group and an oil and gas client of the Group (which is not itself a member of the Group) with a Fixed Term in excess of 18 months (but excluding any drilling contracts with an oil and gas client of the Group (which is not itself a member of the Group) for a fixed term duration of less than 18 months which have arisen out of the assignment, novation or suspension of the original Material Employment Contract).

“Material Subsidiary” means any Subsidiary of the Company whose gross assets (calculated on an unconsolidated basis) or earnings before interest, tax, depreciation and amortisation exceeds 2 per cent. of the total assets or Consolidated EBITDA of the Group. Compliance with this definition shall be determined by reference to the latest financial statements of that Subsidiary (audited, if available, and consolidated in the case of a Subsidiary that itself has Subsidiaries) and the latest audited consolidated financial statements of the Group.

“Minimum Coverage Threshold” has the meaning ascribed to it in Clause 20.5 (Security Coverage Ratio).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Mortgage” means, in relation to a Collateral Rig, a first priority vessel mortgage governed by the laws of the Approved Flag of that Collateral Rig made or to be made between the relevant Rig Owner and the Security Agent.

“New Lender” has the meaning given to that term in Clause 23 (Changes to the Lenders).

“Noble Parent Company” means Noble Corporation (f/k/a Noble Cayman II Corporation), an exempted company incorporated in the Cayman Islands with limited liability.

“Non-Consenting Lender” has the meaning given to that term in Clause 36.6 (Replacement of Lender).

“Non-Material Assets” means any Collateral Rigs whose Fair Market Value either individually or in aggregate does not exceed 2 per cent. of the Fair Market Value of all Collateral Rigs owned by the Group at any time.

“Non-Material Obligor” means an Obligor which is not a Material Subsidiary and is not the Borrower.

“Obligor” means the Borrower or a Guarantor.

“Original Financial Statements” means (i) the unaudited consolidated financial statements of the Noble Parent Company (the accounting predecessor of the Company) for the fiscal quarter ended 30 June 2022 and (ii) the unaudited consolidated financial statements of the Borrower for the fiscal half-year ended 30 June 2022.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes Party as a Guarantor.

“Original Obligor” means the Borrower or an Original Guarantor.

“Overseas Regulations” means the Overseas Companies Regulations 2009 (SI 2009/1801).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199).

“Perfection Requirements” means any registrations, filings, endorsements, notarisations, stampings, notices, actions and any other steps required in order to perfect or to achieve relevant priority for Security, or for the enforceability or production in evidence of the relevant Security Document, including without limitation the filings and other requirements set out in Clause 18.9 (No filing or stamp taxes).

“Permitted Sale” means any sale, transfer or other disposal of (i) any Collateral Rig by a Rig Owner, or (ii) the shares in a Rig Owner, in each case, to a member of the Borrower’s Group (a “Borrower’s Group Purchaser”).

“Person” means an individual, partnership, corporation, limited liability company, company, association, trust, unincorporated organisation or any other entity or organisation, including a government or any agency or political subdivision thereof.

“Plan of Reorganization” means the chapter 11 plan of reorganization (including any annexes, supplements, exhibits, term sheets, or other attachments thereto) of the Prepetition Parent Company, Noble Holding UK Limited, a company organised under the laws of England and Wales, and certain of their subsidiaries (the foregoing entities, collectively, the “Debtors”) filed under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), which cases are jointly administered as administered as Bankruptcy Case No. 20-33826 (the “Chapter 11 Cases”) before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) as may be amended from time to time in accordance with the terms thereof.

“Prepayment Cash Collateral Account” means any USD or EUR account held by the Borrower or a Rig Owner into which the sale or insurance proceeds with respect to the relevant Collateral Rig is required to be paid.

“Prepetition Parent Company” means Noble Holding Corporation plc (f/k/a Noble Corporation plc), a company organised under the laws of England and Wales.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

“Quarter Date” means 31 March, 30 June, 30 September and 31 December (or if any such day is not a Business Day, on the immediately succeeding Business Day).

“Quotation Day” means:

(a)

subject to paragraph (b) below, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period unless market practice differs in the relevant syndicated loan market in which case the Quotation Day will be determined by the Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days); or

(b)	if the Reference Rate, is or is based on, the Central Bank Rate, two US Government Securities Business Days before the first day of that period.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Redomestication” means:

(a)

any amalgamation, merger, exchange offer, conversion, consolidation or similar action of the Company with or into any other Person, or of any other Person with or into the Company, or the sale or other Disposition (other than by lease) of all or substantially all of its assets by the Company to any other Person;

(b)

any continuation, discontinuation, statutory migration, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization consolidation or similar action of the Company, pursuant to the law of the jurisdiction of its organisation or incorporation and of any other jurisdiction; or

(c)

the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of 100% of the voting shares (except for directors’ qualifying shares) of the Company (the “New Parent”), if as a result thereof

(i)

in the case of any action specified in paragraph (a), the entity that is the surviving, resulting or continuing Person in such merger, amalgamation, conversion, consolidation or similar action, or the transferee in such sale or other Disposition;

(ii)

in the case of any action specified in paragraph (b), the entity that constituted the Company immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization or incorporation); or,

(iii)	in the case of any action specified in paragraph (c), the New Parent

(in any such case, the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of (1) the State of Delaware or another State of the United States, (2), the Cayman Islands, (3), the United Kingdom, (4) any member state of the European Union, (5) any member of the European Economic Area (EEA) or NAFTA, (6) Switzerland, (7) Singapore, (8) any territory or other political subdivision of any of the foregoing or (9) with the consent of the Majority Lenders (such consent not to the unreasonably withheld, conditioned or delayed), any other jurisdiction, whose outstanding equity securities of each class issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as were the outstanding equity securities of the Company immediately prior thereto, provided that, substantially concurrently with the consummation of such Redomestication, the Surviving Person or the Company shall deliver to the Agent (i) a certificate to the effect that, both before and after giving effect to such transaction, no Default or Event of Default exists, and (ii) if the Surviving Person is the direct parent company of the Company, an opinion, reasonably satisfactory in form, scope and substance to the Agent, of counsel reasonably satisfactory to the Agent, addressing such matters in connection with the Redomestication as the Agent may reasonably request.

“Reference Rate” means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Amount” means, in relation to any Collateral Rig, an amount equal to the product of (i) the then principal amount of outstanding Loan and (ii) a fraction, the numerator of which is the Fair Market Value of such Collateral Rig and the denominator of which is the sum of the aggregate of the Fair Market Value of all Collateral Rigs.

“Relevant Date” means, in relation to any Collateral Rig:

(a)	in the case of a Third Party Sale of that Collateral Rig, the date on which that Third Party Sale is completed;

(b)	in the case of a Total Loss of that Collateral Rig, the Total Loss Date; and

(c)	in the case of an Arrest of that Collateral Rig, the date of such Arrest.

“Relevant Jurisdiction” means:

(a)	the Original Jurisdiction of each Obligor and the jurisdiction of incorporation of each other member of the Group; and

(b)	the jurisdiction whose laws govern any of the Security Documents.

“Relevant Market” means the market for overnight cash borrowing collateralised by US Government Securities.

“Remedy Date” means, in relation to any Remedy Period and a Replacement Collateral Rig, the day on which:

(a)	if the Borrower elects to prepay the Relevant Amount prior to the last day of the Remedy Period, the Agent receives the Relevant Amount; or

(b)	the Security Agent receives:

(i)	the Rig Security Package over such Replacement Collateral Rig executed by the applicable Rig Owner in favour of the Security Agent;

(ii)	such legal opinions as are reasonably required by the Security Agent in relation to the registration of that Replacement Collateral Rig and its Rig Security Package;

(iii)

copies of the documents set out in paragraphs 1 (to the extent required for the legal opinions referred to in paragraph (ii) above to be issued) and 5 of Part I of Schedule 2 (Conditions Precedent) in relation to that Replacement Collateral Rig,

(together, the “Replacement Documents”) and each such Replacement Document shall be in substantially the same form as delivered to the Security Agent pursuant to Part I of Schedule 2 (Conditions Precedent) in relation to the Collateral Rig subject to the relevant Rig Prepayment Event (or in any other form acceptable to the Security Agent); and

(d)	in the case of an Arrest of a Collateral Rig only, confirmation the Collateral Rig has been redelivered to the relevant Obligor.

“Remedy Period” means the period commencing on the Relevant Date and terminating on (i) in the case of a Third Party Sale of a Collateral Rig, the date falling one hundred and eighty (180) days after the closing date of such sale, (ii) in the case of a Total Loss, the earlier of (1) ninety (90) days after the Total Loss Date or (2) the date upon which the insurance proceeds are received by the Agent, and (iii) in the case of an Arrest of a Collateral Rig, ninety (90) days after the date of the Arrest.

“Repayment Date” means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan), but if any such date is not a Business Day, then that Repayment Date shall be deemed to be the immediately succeeding Business Day.

“Repayment Instalment” means each instalment for repayment of the Loan referred to in Clause 6.1 (Repayment of Loan).

“Repeating Representations” means each of the representations set out in Clauses 18.2 (Status) to 18.6 (Validity and admissibility in evidence), paragraph (c) of Clause 18.12 (Financial statements), Clause 18.13 (Pari passu ranking), paragraphs (b), (c), (d) and (e) of Clause 18.18 (Sanctions) and Clause 18.24 (Beneficial Ownership Certification).

“Replacement Collateral Rig” means each such replacement rig or rigs which is or are:

(a)

(i)	in aggregate (if applicable) of equal or greater Fair Market Value than the Collateral Rig it is, or they are, replacing;

(ii)	classed with an Approved Classification Society;

(iii)	flagged under an Approved Flag; and

(iv)	either:

(A)	no older than fifteen (15) years of age, or

(B)	no older than the Collateral Rig which was the subject of the Rig Prepayment Event, if such Collateral Rig is older than fifteen (15) years of age; or

(b)	otherwise acceptable to the Agent (acting on the instructions of the Majority Lenders).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition” means, in relation to any Collateral Rig:

(a)

any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or compulsory acquisition of that Collateral Rig, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and

(b)	any capture or seizure of that Collateral Rig (including any hijacking or theft) by any person whatsoever.

“Requisition Compensation” means, in relation to any Collateral Rig, all compensation or other moneys payable to the relevant Rig Owner by reason of any Requisition of that Collateral Rig in the exercise or purported exercise of any lien or claim.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Person” means:

(a)	any person or entity that is listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of persons);

(b)

any person or entity that is domiciled, resident, or has its main place of business in or is incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(c)

any entity that is directly or indirectly owned or controlled by, or any person or entity acting on behalf of a person and/or entity referred to in (a) and/or (to the extent relevant under Sanctions) (b) above.

“Rig Owner” means:

(a)	any Original Rig Owner; and

(b)	any Subsidiary of the Company which has become an Additional Guarantor in accordance with Clause 25.2 (Additional Guarantors),

which, in each case, owns one or more Collateral Rigs.

“Rig Prepayment Event” means, with respect to any Collateral Rig:

(a)	a Third Party Sale;

(b)	an Arrest; or

(c)	a Total Loss,

in each case, of that Collateral Rig.

“Rig Purchase Bonds “ means any Bonds or notes issued by the Company or a Subsidiary thereof for which the proceeds are used to purchase one or more rigs.

“Rig Security Package” means:

(a)	in respect of each Collateral Rig or Replacement Collateral Rig:

(i)	a Deed of Covenant;

(ii)	a Mortgage; and

(iii)	an Insurance Assignment;

(b)	in respect of each Rig Owner (to the extent required under Clause 21.13 (Rig Owners and Material Intra-Group Charterers)):

(i)	an Account Charge (if applicable); and

(ii)	a Share Charge; and

(c)	in respect of each Material Intra-Group Charterer (to the extent required under Clause 21.13 (Rig Owners and Material Intra-Group Charterers)), a Share Charge.

“Sale-Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement including but not limited to, Cuba, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, Iran, the so-called Luhansk People’s Republic, North Korea, Syria and the non-government controlled areas of Zaporizhzia and Kherson).

“Sanctions” means any economic or financial sanctions laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes, or any other comprehensive trade restrictions imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means:

(a)	the United States (“US”) including, for the avoidance of doubt, the US Department of the Treasury’s Office of Foreign Assets Controls (“OFAC”);

(b)	the United Nations Security Council;

(c)	the European Union or any of its member states where a member of the Group or any Finance Party is incorporated;

(d)	the United Kingdom;

(e)	the Norwegian State;

(f)	any member state of the European Economic Area where a member of the Group or a Lender is incorporated and in the case of a member of the Group only, has operations and/or conducts business; or

(g)	Singapore, including the Monetary Authority of Singapore,

including, in each case, any other governmental institution or authority of any of the foregoing.

“Sanctions List” means any list of persons or entities being the subject of any Sanctions published by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Sanctions or Anti-Corruption Event” means a breach by an Obligor of any of the representations or undertakings under Clauses 18.18 (Sanctions), 18.19 (Anti-Corruption) or 21.8 (Sanctions, Anti-Corruption and Anti-Bribery) unless such breach is, in the Agent’s reasonable discretion, capable of remedy and is, unless otherwise agreed to in writing by the Agent (acting on the instructions of the Lenders), remedied within 15 Business Days of the earlier of (1) the Agent giving notice to the Company and (2) the Company becoming aware of the occurrence of such event.

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Coverage Ratio” means at any relevant time, an amount (expressed as a percentage) which is equal to (A/B) x 100 where A is the aggregate of the Fair Market Values of all the Collateral Rigs (other than any Collateral Rigs to which a Remedy Period applies) and any additional cash or collateral already provided to restore the Minimum Coverage Threshold and B is the Loan outstanding.

“Security Documents” means each of the documents listed as being a Security Document in paragraph (d) of Part I of Schedule 2 (Conditions Precedent) and any document required to be delivered to the Agent under paragraph 10 of Part II of Schedule 2 (Conditions Precedent), together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods) in relation to the Facility.

“Share Charge” means, in relation to a Rig Owner or Material Intra-Group Charterer, the Security over 100% of the shares of that Rig Owner or Material Intra-Group Charterer, made or to be made between its shareholder and the Security Agent.

“Social Claim” means any claim, proceeding or investigation by any party in respect of (i) material labour issues (ii) human rights issues or (iii) any other Social Law.

“Social Law” means any applicable law, regulation, convention or treaty in any jurisdiction in which the Obligors conduct business which relates to labour or human right issues.

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“Specified Time” means a day or time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Termination Date” means the date falling three years after the Utilisation Date.

“Third Party Sale” means any sale, transfer or other disposal of (i) any Collateral Rig by a Rig Owner, or (ii) the shares in a Rig Owner, in each case, to person that is not a Borrower’s Group Purchaser.

“Total Commitments” means the aggregate of the Commitments being USD 350,000,000 at the date of this Agreement.

“Total Loss” means, in relation to a Collateral Rig:

(a)	the actual, constructive, compromised, agreed or arranged total loss of that Collateral Rig; or

(b)	any Requisition of that Collateral Rig unless that Collateral Rig is returned to the full control of the relevant Obligor within ninety (90) days of such Requisition.

“Total Loss Date” means, in relation to the Total Loss of a Collateral Rig:

(a)	in the case of an actual loss of that Collateral Rig, the date on which it occurred or, if that is unknown, the date when that Collateral Rig was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Collateral Rig, the earliest of:

(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers;

(ii)	the date determined by a competent court of law to have been the date on which the Total Loss happened; and

(iii)

the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with that Collateral Rig’s insurers in which the insurers agree to treat that Collateral Rig as a Total Loss; and

(c)	in the case of a Requisition, the date ninety (90) days after the date upon which the Requisition occurred.

“Total Loss Proceeds” means the proceeds receivable by the Borrower or the relevant Rig Owner for any Total Loss.

“Total Loss Repayment Date” means, where a Collateral Rig has become a Total Loss, the earlier of:

(a)	the date falling 90 days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“UK Bail-In Legislation” means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Establishment” means a UK establishment as defined in the Overseas Regulations.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Requests).

“Valuation Date” means any date on which aggregate Fair Market Value of the Collateral Rigs is tested by reference to the valuation obtained on such date by, and at the cost of, the Security Agent in accordance with paragraph (b) of Clause 20.4 (Valuations).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)

in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)

the “Agent”, any “Mandated Lead Arranger”, any “Bookrunner”, the “Security Agent”, any “Finance Party”, any “Secured Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with this Agreement;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(iv)

a Lender’s “cost of funds” in relation to its participation in the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan;

(v)	a “group of Lenders” includes all the Lenders;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(viii)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to London time.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(f)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement for, that rate.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America, “€”, “EUR”, and “euro” denote the single currency of the Participating Member States.

1.4	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrower, a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	The Company may by giving not less than three Business Days’ prior notice to the Agent after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with paragraph (d) of Clause 7.9 (Right of replacement or repayment and cancellation in relation to a single Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 7.1 (Illegality); or

(B)	paragraph (a) of Clause 7.9 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments relating to the Facility be increased (and the Commitments relating to the Facility shall be so increased) in an aggregate amount in dollars of up to the amount of the Commitments relating to the Facility so cancelled as follows:

(iii)

the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(iv)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(v)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)

any increase in the Commitments relating to a Facility shall, subject to the condition set out in paragraph (d) below, take effect on the date specified by the Company in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)

The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)

The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)

The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (e).

(f)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(g)	Clause 23.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 (Increase) in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors’ Agent

(a)

Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Letter irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of the Borrower, Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the:

(a)	repayment of the Existing Indebtedness; and/or

(b)	general corporate purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the Utilisation if on or before the Utilisation Date, the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Utilisations

The Borrower may only deliver one Utilisation Request in respect of the Loan.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of the Utilisation Request

(a)	The Utilisation Request for the Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	There may only be one Utilisation Request in respect of the Loan.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be Dollars.

(b)	The amount of the proposed Loan must be less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loan

(a)	The Borrower shall repay the Loan in twelve (12) consecutive quarterly instalments as follows:

(i)	the first four quarterly instalments, each in an amount of $2,500,000; the first of which shall be repaid on the date falling three Months after the Utilisation Date;

(ii)	each subsequent four quarterly instalments each in an amount of $7,500,000; and

(iii)

the final four quarterly instalments, each in an amount of $12,500,000, the last of which shall be repaid on the Termination Date, together with a balloon payment of $260,000,000 (the “Balloon” and together with the Balloon, each a “Repayment Instalment”).

(b)	The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful (including, without limitation, if a Lender is in breach of any Sanctions) for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation or to determine or charge interest rates based upon Term SOFR:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to Clause 36.6 (Replacement of Lender), the Borrower shall repay that Lender’s participation in the Utilisation made to that Borrower on the last day of the Interest Period for the Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2	Mandatory Prepayment – Total Loss, sale or arrest of a Collateral Rig

(a)	If a Collateral Rig is the subject of a Rig Prepayment Event:

(i)	the Company shall (at its option) be entitled to prepay the Relevant Amount in full on the date on which a Rig Prepayment Event occurs or at any other time during a Remedy Period; or

(ii)	the Remedy Date does not occur during the Remedy Period, the Borrower shall prepay the Relevant Amount on the last day of the Remedy Period.

(b)

Unless prepayment of the Relevant Amount has been made on the date on which the Rig Prepayment Event occurs in accordance with paragraph (i) above, the Company shall ensure that, on the date of the completion of a Third Party Sale or upon receipt of the Total Loss Proceeds during a Remedy Period, an amount equal to the Relevant Amount to be prepaid pursuant to paragraph (a) above is deposited in the Prepayment Cash Collateral Account and held on the Prepayment Cash Collateral Account until the earlier of (i) the Remedy Date, and (ii) the expiry of the Remedy Period.

(c)

If the sale proceeds from a Third Party Sale or the Total Loss Proceeds are less than the Relevant Amount required pursuant to paragraph (b) above, the Company shall ensure the prepayment of a top up amount to satisfy the requirement to deposit the Relevant Amount into the Prepayment Cash Collateral Account.

(d)	If the Remedy Date occurs during the Remedy Period, the amounts held on the Prepayment Cash Collateral Account shall be released to the Company.

(e)

If the Remedy Date does not occur during the Remedy Period, the amounts held on the Prepayment Cash Collateral Account shall be applied in to prepay the Relevant Amount in accordance with paragraph (a) above.

(f)

Any prepayment of the Relevant Amount under this Clause 7.2 (Mandatory Prepayment - Total Loss, sale or arrest of a Collateral Rig) shall be applied in prepayment of the Loan to reduce the remaining Repayment Instalments pro rata, rateably among the participations of all Lenders.

(g)

To the extent that any sale proceeds following a Third Party Sale or Total Loss Proceeds in excess of the Relevant Amount are received by the Security Agent, following the prepayment of the Loan in accordance with paragraph (a) above, the Security Agent shall hold the amount of such excess on trust for the applicable Rig Owner and promptly pay that amount to the Company (or as the Company may otherwise direct).

7.3	Change of control

If a Change of Control occurs, the Company shall promptly notify the Agent upon becoming aware of that event, all amounts accrued under the Finance Documents shall immediately become due and payable, the Commitment of each Lender will be cancelled and any outstanding Utilisation and amounts due and payable will be paid within (and no later than) 30 days of the occurrence of the Change of Control.

7.4	Mandatory prepayment – Sanctions or Anti-corruption Event

(a)	Without prejudice to a Lender’s rights under Clause 7.1 (Illegality), upon the occurrence of a Sanctions or Anti-Corruption Event:

(i)

upon becoming aware of such event (prior to the commencement of any applicable remedy period), any Lender or the Company shall promptly notify the Agent of the occurrence and the date on which it became aware of such event, and the Agent shall promptly notify each (other) Lender and, if applicable, the Company;

(ii)	a Lender shall not be obliged to participate in any Utilisation; and

(iii)

if a Lender so requests (no later than 60 days after becoming aware of such event (or such longer period agreed between that Lender and the Company)) by delivering a notice to the Company through the Agent, the Company shall within 20 Business Days of any such request, unless an earlier date is required by the relevant Sanction or relevant Sanctions Authority, prepay that Lender’s portion of any outstanding Utilisation, together with accrued interest, Break Costs and all other amounts owing to such Lender under the Finance Documents, and that Lender’s Commitment will immediately be cancelled.

(b)

This Clause 7.4 (Mandatory prepayment - Sanctions or Anti-corruption Event) only applies for the benefit of any Finance Party to the extent that these provisions do not result in any violation of, conflict with or liability under (i) EU Regulation (EC) 2271/96 or (ii) Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 German Foreign Trade Act (Außenwirtschaftsgesetz)) or (iii) a similar anti-boycott statute or regulation. In connection with any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction under or in connection with the Finance Documents (each a “Relevant Measure”) relating to any part of this Clause 7.4 (Mandatory prepayment - Sanctions or Anti-corruption Event) of which a Finance Party has informed the Agent that it does not have the benefit as stipulated under the foregoing sentence (each a “Restricted Finance Party”), (i) the Commitments of that Restricted Finance Party that is a Lender and (ii) the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement will be excluded for the purpose of determining whether the consent of the requisite Finance Parties has been obtained or whether the Relevant Measure by the requisite Finance Parties has been made. No amendment may be made to this paragraph (b) of Clause 7.4 (Mandatory prepayment - Sanctions or Anti-corruption Event) without the consent of all the Lenders.

7.5	Mandatory prepayment – Bond Issuances

(a)	Subject to paragraph (b) below, in the event the Company or any Subsidiary thereof issues any Bonds, the Company shall immediately notify the Agent upon becoming aware of such issuance and shall:

(i)	if the Company or any Subsidiary have not previously issued a Rig Purchase Bond, prepay the Loan in an amount equal to 50 per cent. of the net cash proceeds of such Bond; or

(ii)	if the Company or any Subsidiary have previously issued a Rig Purchase Bond, prepay the Loan in an amount equal to 100 per cent. of the net cash proceeds of such Bond.

(b)

In the event the Company or any Subsidiary thereof issues any Rig Purchase Bonds the Company shall prepay the Loan in an amount equal to 100 per cent. of the net cash proceeds of such Rig Purchase Bonds. This requirement shall not apply to the first Rig Purchase Bond issued by the Company or any Subsidiary.

(c)

Any prepayment of the Loan under this Clause 7.5 (Mandatory prepayment – Bond Issuances) shall be made no later than five (5) Business Days from the date of issuance of the Bonds or Rig Purchase Bonds (as applicable) and shall be applied in prepayment of the Loan to reduce the remaining Repayment Instalments pro rata, rateably among the participations of all Lenders.

(d)	For the avoidance of doubt, the Obligors shall not be entitled to issue Rig Purchase Bonds or Bonds other than as permitted under this Agreement.

7.6	Voluntary cancellation

(a)

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of USD5,000,000 and in integral multiples of USD500,000) of the Available Facility.

(b)	The unutilised Commitment (if any) shall be automatically cancelled at close of business on the Utilisation Date.

7.7	Voluntary prepayment of Loan

(a)

The Borrower may, if it gives the Agent not less than three Business Days’ (provided that if such notice is received after 10am (New York time) then the three Business Day period will commence on the following day) (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of USD5,000,000 and in integral multiples of USD500,000).

(b)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Facility is zero).

(c)	Any prepayment of the Loan under this Clause 7.7 (Voluntary prepayment of Loan) shall reduce the remaining Repayment Instalments pro rata.

(d)

There may be no more than two voluntary prepayments in part of the Loan made in each 12-month period beginning on the Utilisation Date unless the relevant prepayment is made at the end of an Interest Period relating to the Loan or the relevant part of the Loan (as applicable).

7.8	Prepayment and release in relation to a Collateral Rig

(a)

A Borrower may, if it gives the Agent not less than ten Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice identifying one or more Collateral Rigs and the Relevant Amounts applicable to such Collateral Rigs, prepay an amount at least equal to the Relevant Amount for such Collateral Rig(s) in accordance with paragraph (b) below and promptly after such prepayment, the Security Agent shall release to the relevant Rig Owner any Security over or in respect of that Collateral Rig and the relevant Rig Owner (to the extent relating to that Collateral Rig), and the Security Agent shall execute such agreements, give such notices and do such other things which are necessary to give effect to such release.

(b)	Any prepayments under this Clause 7.8 (Prepayment and release in relation to a Collateral Rig) shall reduce the remaining Repayment Instalments pro rata.

7.9	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

(iii)	any Lender becomes a Non-Consenting Lender under Clause 36.6 (Replacement of Lender),

the Company may, whilst the circumstance giving rise to the requirement for that increase, indemnification or replacement continues, give the Agent notice (if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisation or give the Agent notice of its intention to replace that Lender in accordance with Clause 36.6 (Replacement of Lender).

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), the Borrower to which the Utilisation is outstanding shall repay that Lender’s participation in that Utilisation.

(d)

(i)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

7.10	Restrictions

(a)

Subject to paragraph (b) below, any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)

Any notice of cancellation or prepayment given by any Party in accordance with paragraph (a) above, may be conditioned by any Party upon the incurrence of one or more debt facilities or the consummation of transactions and may be delayed by such Party upon notice to the Agent if such event does not occur on the anticipated date, provided that any such delay shall not extend beyond three (3) Business Days of the proposed date of cancellation or prepayment. The amounts set out in any notice of prepayment or cancellation shall, if the date of cancellation or prepayment is extended pursuant to this Clause 7.10 (Restrictions), be increased to reflect any additional accrued interest and Break Costs due and payable as a result of such delay, unless otherwise agreed with the Agent (acting on the instructions of the Lenders).

(c)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and subject to any Break Costs, without premium or penalty.

(d)	The Borrower may not reborrow any part of the Facility which is prepaid.

(e)	The Borrower shall not repay or prepay all or any part of the Utilisation or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

7.11	Application of prepayments

Any prepayment of the Utilisation pursuant to Clause 7.7 (Voluntary prepayment of Loan) shall be applied pro rata to each Lender’s participation in that Utilisation.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

(a)	The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Reference Rate.

8.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Month intervals after the first day of the Interest Period).

8.3	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted part of the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 (Default interest)shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower) may select an Interest Period for the Loan in the Utilisation Request or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)

If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 9.2 (Changes to Interest Periods), be three Months, and for the avoidance of doubt, no Default or Event of Default will occur as a result of a failure to deliver a Selection Notice.

(d)

Subject to this Clause 9 (Interest Periods), the Borrower may select an Interest Period of three or six Months or, in either case, of any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for the Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Changes to Interest Periods

(a)

In respect of a Repayment Instalment, prior to determining the interest rate for the Loan, the Agent may, in agreement with the Borrower, establish an Interest Period for a part of the Loan equal to such Repayment Instalment to end on the Repayment Date relating to it and the remaining part of the Loan shall have the Interest Period selected in the relevant Selection Notice, subject to paragraph (d) of Clause 9.1 (Selection of Interest Periods).

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 9.2 (Changes to Interest Periods), it shall promptly notify the Company and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Term SOFR

(a)

Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)

Shortened Interest Period: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the Interest Period of the Loan or any part of the Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Reference Rate for that shortened Interest Period shall be determined pursuant to the definition of “Reference Rate”.

(c)

Shortened Interest Period and Historic Term SOFR: If the Interest Period of the Loan or any part of the Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or any part of the Loan.

(d)

Shortened Interest Period and Interpolated Historic Term SOFR: If paragraph (c) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or any part of the Loan.

(e)

Central Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, the Interest Period of the Loan or any part of the Loan (if it is longer than the applicable Fallback Interest Period) shall continue to be shortened to the applicable Fallback Interest Period and the applicable Reference Rate shall be:

(i)	the percentage rate per annum which is the aggregate of:

(A)the Central Bank Rate for the Quotation Day; and

(B)the applicable Central Bank Rate Adjustment; or

(ii)	if the Central Bank Rate for the Quotation Day is not available, the percentage rate per annum which is the aggregate of:

(A) the most recent Central Bank Rate for a day which is no more than 5 days before the Quotation Day; and

(B)the applicable Central Bank Rate Adjustment.

(f)	Cost of funds: If paragraph (e) above applies but there is no applicable Central Bank Rate, Clause 10.3 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

10.2	Market disruption

If before close of business in New York on the Quotation Day for the relevant Interest Period, the Agent receives notification from a Lender or Lenders (whose participations in the Loan or the relevant part of the Loan exceed 50 per cent. of the Loan or that part of the Loan as appropriate) that its cost of funds relating to its participation in the Loan or that part of the Loan would be in excess of the Market Disruption Rate then Clause 10.3 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

10.3	Cost of funds

(a)	If this Clause 10.3 (Cost of funds) applies, the rate of interest on each Lender’s share of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event within three Business Days of the first day of that Interest Period (or, if earlier, on the date falling ten Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in the Loan or that part of the Loan.

(b)

If this Clause 10.3 (Cost of funds) applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 10.3 (Cost of funds) applies pursuant to Clause 10.2 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than the Market Disruption Rate; or

(ii)	a Lender does not notify a rate by the time specified in paragraph (ii) above,

the cost to that Lender cost of funds relating to its participation in the Loan or the relevant part of the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate.

10.4	Notification to Company

If Clause 10.3 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Company.

10.5	Break Costs

(a)

The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party (provided that the Borrower has been provided with the calculation of such Break Costs) its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become or may become payable.

11.	FEES

The Company shall pay to the relevant parties any fees in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and which under section 2(1)(d) of the Danish Corporate Tax Act (in Danish: Selskabsskatteloven) (subject to the completion of any necessary formalities) is entitled to receive interest payments under a Finance Document without the Obligor paying the interest being required to make any Tax Deduction in respect of Danish Tax.

“Tax Credit” means a credit against, relief or remission for, or refund, rebate or repayment of any Tax.

“Tax Deduction” means a deduction or withholding made by an Obligor for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)

Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax, if on the date on which the payment falls due, the payment could have been made by that Obligor to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or any published practice or published concession of the relevant taxing authority.

(e)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

A Qualifying Lender and each Obligor which makes a payment to which that Qualifying Lender is entitled shall co-operate in completing any formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

(a)

The Company shall (within three Business Days of demand by the Agent) pay (or procure payment within three Business Days of demand by the Agent) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction (or any political subdivision thereof) in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) (or any political subdivision thereof) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction (or any political subdivision thereof) in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(B)

would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied;

(C)

for the avoidance of doubt, is compensated for by Clause 12.6 (Stamp taxes) or Clause 12.7 (VAT) (or would have been so compensated by either Clause but was not so compensated because any of the exceptions set out in the relevant Clause applied); or

(D)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax indemnity), notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party and/or an Affiliate has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Lender status confirmation

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender; or

(b)	a Qualifying Lender.

If such a Lender fails to indicate its status in accordance with this Clause 12.5 (Lender status confirmation) then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 12.5 (Lender status confirmation).

12.6	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify (or procure payment and indemnification within three Business Days of demand) each Finance Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 12.7 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union)) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.8	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.9	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)

Subject to Clause 13.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)

the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV to the extent that such costs were not reasonably capable of calculation by the relevant Finance Party on the date of this Agreement or, if later, on the date on which the relevant Finance Party became party to this Agreement.

(b)	In this Agreement:

(i)	“Increased Costs” means:

(A)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment;

(ii)	“Basel III” means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

(iii)	“CRD IV” means:

(A)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended by Regulation (EU) 2019/876; and

(B)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended by Directive (EU) 2019/878; and

(C)	any other law or regulation which implements Basel III.

13.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iv)	compensated for by Clause 12.6 (Stamp taxes) or Clause 12.7 (VAT) (or would have been so compensated but was not so compensated because any of the exceptions set out in the relevant Clause applied);

(v)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(vi)	attributable to the implementation or application of or compliance with Basel III or CRD IV unless the Finance Party claiming such Increased Cost:

(A)	makes that claim within six Months of the relevant cost being incurred; and

(B)

confirms to the Company that it is generally claiming equivalent costs from all or substantially all similar borrowers of similar creditworthiness in respect of all or substantially all similar loans; or

(vi)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to that term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)

The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(iii)

funding, or making arrangements to fund, its participation in the Utilisation requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	the Utilisation (or part of the Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower or the Company.

(b)

The Company shall (or shall procure that an Obligor shall), within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the condition or operation of, or any incident occurring in relation to, a Collateral Rig, unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Secured Party.

(c)

Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Secured Party in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code or any Environmental Law; or

(ii)	in connection with any Environmental Claim.

14.3	Indemnity to the Agent

The Company shall within five Business Days of demand indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)

to the extent the incurrence and amount of such costs have been pre-approved by the Company in writing (save to the extent a Default is continuing at the time such costs are incurred (or contracted to be incurred) and only for costs incurred (or, in relation to costs incurred directly as a result of the entry into of such contract without being subject to further work being performed, contracted to be incurred) whilst a Default is continuing, in which case no prior approval in writing shall be required), instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Company shall within five Business Days of demand (provided that such demand is accompanied by sufficient information to make payment) pay the Agent, the Mandated Lead Arrangers, the Bookrunners and the Security Agent, if and to the extent agreed between the Agent and the Company, the amount of all costs and expenses (including, but not limited to, legal fees and costs related to operating a secure website for communicating with the Lenders) approved by the Company in advance reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent;

(b)	an amendment is required pursuant to Clause 29.10 (Change of currency);

(c)	there is any increase in Commitments pursuant to Clause 2.2 (Increase); or

(d)	an amendment is required pursuant to Clause 36.4 (Changes to reference rates),

the Company shall, within five Business Days of demand (provided that such demand is accompanied by sufficient information to make payment), reimburse each of the Agent and the Security Agent, if and to the extent agreed between the Agent and the Company, for the amount of all costs and expenses (including, but not limited to, legal fees) approved by the Company in advance reasonably incurred by any of them (and in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Company shall, within five Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including, but not limited to, legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all that Borrower’s obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 (Guarantee and Indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and Indemnity) (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension (whether of maturity or otherwise), restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Guarantor intent

Without prejudice to the generality of Clause 17.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17 (Guarantee and Indemnity).

17.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantee and Indemnity):

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment mechanics).

17.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.11	Danish Guarantee limitations

(a)

Notwithstanding anything set out to the contrary in this Agreement or any other Finance Document, the obligations of the Danish Guarantors shall be subject to the guarantee limitations set out in clause 1.4 (Danish limitations) of the Intercreditor Agreement.

(b)

For the avoidance of doubt, no limitation shall apply to the Security Documents and the Security created pursuant to each Security Document granted by the Danish Guarantors shall secure the Secured Obligations (as defined in the Intercreditor Agreement) without any limitations.

(c)	For the purpose of this Clause 17.11 (Danish Guarantee limitations):

“Danish Guarantor” means a Guarantor incorporated under the laws of Denmark.

17.12	Norwegian Guarantee limitations

Notwithstanding any other provisions to the contrary in this Agreement, the obligations and liabilities of a Guarantor incorporated in Norway (a “Norwegian Guarantor”) under this Agreement or any other Finance Document shall be deemed to have been given only to the extent that such guarantee (or any other guarantee or indemnity obligation in any Finance Document) does not violate Section 8-7 of the Norwegian Limited Liabilities Companies Act of 13 June 1997 no. 44 (as amended or replaced from time to time) (the “Norwegian Companies Act”) regulating unlawful financial assistance and other prohibited loans, guarantees and joint and several liability as well as providing of security, and the liability of each Norwegian Guarantor only applies to the extent permitted by such provisions of the Norwegian Companies Act. Any Norwegian Guarantor’s obligations and liabilities under this Agreement or any other Finance Document (including any indemnity or similar obligation resulting in a payment, including but not limited to set-off pursuant to any Finance Document and made by a Norwegian Guarantor) shall however be interpreted so as to make it liable to the fullest extent permitted by the Norwegian Companies Act from time to time.

17.13	Additional Guarantor guarantee limitations

Any obligations assumed by an Additional Guarantor pursuant to this Clause 17 (Guarantee and Indemnity) shall be subject to any guarantee limitations set out in the Accession Letter it delivers pursuant to Clause 25.2 (Additional Guarantors).

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

18.1	General

(a)	The Company makes the representations and warranties set out in this Clause 18 (Representations) to each Finance Party on the date of this Agreement.

(b)

Each other Obligor makes the representations and warranties set out in this Clause 18 (Representations) (other than the representations and warranties set out in Clauses 18.10 (No default), 18.11 (No misleading information), 18.12 (Financial statements), 18.18 (Sanctions) and 18.19 (Anti-corruption) which are made by the Company only) to each Finance Party on the date of this Agreement in respect of itself and its assets only.

18.2	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

(c)

This Clause 18.2 (Status), including references herein to Original Jurisdiction, shall be deemed to be updated once a Redomestication has occurred so as to reflect that Redomestication to the extent that the Redomestication has occurred in accordance with the relevant provisions of this Agreement.

18.3	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

18.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents in any material respect; or

(c)	any agreement or instrument binding upon it or any of its assets to an extent which has or is reasonably likely to have a Material Adverse Effect.

18.5	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.6	Validity and admissibility in evidence

All material Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in each Relevant Jurisdiction, have been obtained or effected and are in full force and effect.

18.7	Governing law and enforcement

(a)	Subject to the Legal Reservations and the Perfection Requirements, the choice of governing law of each of the Finance Documents will be recognised and enforced in its Relevant Jurisdiction.

(b)	Subject to the Legal Reservations and the Perfection Requirements, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its Relevant Jurisdiction.

18.8	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document to an Original Lender that is a Qualifying Lender.

18.9	No filing or stamp taxes

Except as specified in any Legal Opinion, under the law of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of the Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.11	No misleading information

(a)

All written factual information relating to the Company and the Group and provided by the Company in connection with the entry into this Agreement (other than projections and information of an industry specific nature) (the “Information”) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has been omitted from the Information that results in the Information being untrue or misleading in any material respect.

18.12	Financial statements

(a)

The Original Financial Statements of the Company were prepared in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. The Original Financial Statements of the Borrower were prepared in accordance with generally accepted accounting principles in Denmark consistently applied (including IFRS), subject to normal year-end audit adjustments and the absence of footnotes.

(b)

The Original Financial Statements fairly present the consolidated financial condition of the Company or the Borrower, as applicable, as at the end of the relevant fiscal quarter or half-year, as applicable, and consolidated operations during the relevant fiscal quarter or half-year, as applicable.

(c)

Save as set out in paragraphs (a) and (b) above and in paragraph (c) of Clause 19.3 (Requirements as to financial statements), the most recent financial statements delivered pursuant to paragraph (a) or (b) of Clause 19.1 (Financial statements):

(i)	were prepared in accordance with GAAP consistently applied; and

(ii)	fairly present the Company’s or the Borrower’s, as applicable, consolidated financial condition as at the end of, and its consolidated operations for, the period to which they relate.

18.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.14	No proceedings

(a)

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, has or is reasonably likely to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it.

(b)	No judgment or order of a court, arbitral body or agency which has or is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it.

18.15	No breach of laws

It has not breached any law or regulation applicable to it which breach has or is reasonably likely to have a Material Adverse Effect.

18.16	Good title to assets

It has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use all material assets necessary to carry on its business as presently conducted to an extent which is not reasonably likely to have a Material Adverse Effect.

18.17	Legal and beneficial owner

(a)	Other than as set out in paragraph (b) below, it is the legal owner and beneficial owner of the assets subject to the Transaction Security.

(b)

In relation to Collateral Rig “Maersk Viking”, Noble Drillship I Singapore Pte. Ltd. is the legal owner and Noble Highlander UK Limited, Singapore Branch is the beneficial owner of that Collateral Rig.

18.18	Sanctions

(a)

The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by it, its Subsidiaries and their respective directors and officers with all applicable Sanctions.

(b)	Neither the Company nor any of its Subsidiaries, nor any of the Company’s and its Subsidiaries’ respective directors, employees or officers is a Restricted Person.

(c)	Neither the Company nor any of its Subsidiaries, nor any of the Company’s and its Subsidiaries’ respective directors or officers or, to the best of its knowledge, employees is in breach of Sanctions.

(d)

Neither the Company nor any of its Subsidiaries, nor any of the Company’s and its Subsidiaries’ respective directors, employees or officers is, to the Company’s knowledge, subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority concerning any Sanctions.

(e)

Neither the Company nor any of its Subsidiaries is, or has been, engaged in any transaction, activity or conduct that could reasonably be expected to result it in being designated as a Restricted Person.

(f)

This Clause 18.18 (Sanctions) only applies for the benefit of any Finance Party to the extent that these provisions do not result in any violation of, conflict with or liability under (i) EU Regulation (EC) 2271/96 or (ii) Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 German Foreign Trade Act (Außenwirtschaftsgesetz)) or (iii) a similar anti-boycott statute or regulation. In connection with any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction under or in connection with the Finance Documents (each a “Relevant Measure”) relating to any part of this Clause 18.18 (Sanctions) of which a Finance Party has informed the Agent that it does not have the benefit as stipulated under the foregoing sentence (each a “Restricted Finance Party”), (i) the Commitments of that Restricted Finance Party that is a Lender and (ii) the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement will be excluded for the purpose of determining whether the consent of the requisite Finance Parties has been obtained or whether the Relevant Measure by the requisite Finance Parties has been made. No amendment may be made to this paragraph (e) of Clause 18.18 (Sanctions) without the consent of all the Lenders.

18.19	Anti-Corruption

Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

18.20	Validity, effectiveness and ranking of security

(a)

Subject to the Legal Reservations and Perfection Requirements, each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

(b)

Subject to the Legal Reservations and Perfection Requirements, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

18.21	Taxes

It is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax to an extent which has or is reasonably likely to have a Material Adverse Effect.

18.22	Environmental and social laws

It is in compliance with Clause 21.3 (Environmental and social compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

18.23	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 22.8 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 22.9 (Creditors’ process),

has been taken or, to its knowledge, threatened in relation to it; and none of the circumstances described in Clause 22.7 (Insolvency) applies to it.

18.24	Beneficial Ownership Certification

The information in the Beneficial Ownership Certification is true and correct in all respects.

18.25	Investment Company

It is not an “investment company” as defined in the Investment Company Act of 1940.

18.26	Margin Stock

It is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States of America), and no part of the proceeds of the Loan will be used to buy or carry any margin stock (as so defined).

18.27	Repetition

The Repeating Representations are deemed to be made (by reference to the facts and circumstances then existing) on:

(a)	by the Obligors, the date of the Utilisation Request, the Utilisation Date and the first day of each Interest Period; and

(b)	in the case of an Additional Guarantor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Guarantor in respect of itself and its assets only.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Company and the Borrower, as applicable, shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of the Company’s financial years, its audited consolidated financial statements for that financial year;

(b)

as soon as the same become available, but in any event within 60 days after the end of each of the Company’s financial quarters (other than each 4th financial quarter) its unaudited consolidated financial statements for that period;

(c)

as soon as the same become available, but in any event within 120 days after the end of each of the Borrower’s financial years, the unaudited consolidated financial statements for that financial year; and

(d)

as soon as the same become available, but in any event within 60 days after the end of each of the Borrower’s financial quarters (other than each 4th financial quarter) its unaudited consolidated financial statements for that period.

19.2	Compliance Certificate

(a)

The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants and Asset Coverage Ratio) as at the date as at which those financial statements were drawn up.

(b)

The Company shall supply to the Agent, within 60 days of the end of each fiscal quarter (other than each 4th fiscal quarter), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants and Asset Coverage Ratio) by reference to its management accounts as at the end of such fiscal quarter and for such purposes including the additional information provided for in the schedule appended to the form of Compliance Certificate included in Schedule 8 (Form of Compliance Certificate).

(c)	Each Compliance Certificate shall be signed by the chief financial officer of the Company.

19.3	Requirements as to financial statements

(a)

(i)

Each set of financial statements delivered by the Company pursuant to paragraph (a) or (b) of Clause 19.1 (Financial statements) shall be certified by an officer or director of the Company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up and with respect to those delivered pursuant to paragraph (b)), subject to normal year-end audit adjustments and the absence of footnotes.

(ii)

Each set of financial statements delivered by the Borrower pursuant to paragraph (a) or (b) of Clause 19.1 (Financial statements) shall be certified by an officer or director of the Borrower as fairly presenting its financial condition as at the date as at which those financial statements were drawn up and with respect to those delivered pursuant to clause (d), subject to normal year-end audit adjustments and the absence of footnotes.

(b)

The Company shall procure that each set of financial statements delivered pursuant to paragraph (a), (b), (c) or (d) of Clause 19.1 (Financial statements), and each set of management accounts used to calculate compliance with Clause 20 (Financial Covenants and Asset Coverage Ratio) is prepared using GAAP (other than with regard to financial statements of the Borrower delivered for the periods ending September 30, 2022 and December 31, 2022, which shall be prepared using generally accepted accounting principles in Denmark and IFRS).

(c)

(i)

The Company shall procure that each set of financial statements delivered pursuant to paragraph (a), (b), (c) or (d) of Clause 19.1 (Financial statements) (other than with regard to financial statements of the Borrower delivered for the periods ending September 30, 2022 and December 31, 2022, which shall be prepared using generally accepted accounting principles in Denmark and IFRS) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Company’s Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods, and delivers to the Agent:

(A)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(B)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial Covenants and Asset Coverage Ratio) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(ii)	If the Company notifies the Agent of a change in accordance with paragraph (c) above then the Company and Agent shall enter into negotiations in good faith with a view to agreeing:

(A)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)

if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

Any reference in this Agreement to “those financial statements” shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Budget

(a)

The Company shall supply to the Agent, prior to the date that is 45 days after the start of each financial year of the Company, a preliminary annual budget and cash flow projections for that financial year.

(b)

The Company shall ensure that each budget for a financial year contains projections for that financial year in respect of (i) revenue, cost, EBITDA, interest and tax, (ii) cashflow from operation, capex and debt amortisation, and (iii) assets, equity, gross debt and cash.

19.5	Notification of event of default

Each Obligor shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.6	DAC6

(a)	In this Clause 19.6 (DAC6), “DAC6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU or any replacement legislation applicable in the United Kingdom.

(b)

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests), as soon as reasonably practicable following such filing or notification being made and to the extent permitted by applicable law and regulation, reasonable details of any filing or notification made by an Obligor (or any applicable adviser on its behalf) to any applicable governmental or taxation authority pursuant to DAC6 (or any applicable law or regulation which implements DAC6 in any applicable jurisdiction) in relation to the Finance Documents or the transactions contemplated thereby together with any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

19.7	Information: miscellaneous

The	Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group (or against the directors of any member of the Group), in respect of which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(b)

promptly upon becoming aware of them, the details of inquiry, claim, action, suit, proceedings or investigation against an Obligor in relation to Sanctions that has not been withdrawn, settled or finally resolved within 30 days of the relevant Obligor being notified thereof;

(c)	promptly upon becoming aware of them, the details of any material Environmental Claim or material Social Claim which has been commenced against any Obligor; and

(d)

promptly, such further information regarding the financial condition, business and operations of any Obligor, which is readily available without giving rise to any material cost to the Group and which can be delivered without breach of any confidentiality obligations binding on any Obligor, as any Finance Party (through the Agent) may reasonably request.

19.8	Use of websites

(a)

The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (i) or paragraph (v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

19.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)

any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Company shall, by not less than fifteen Business Days’ prior written notice to the Agent (or such shorter period agreed to by the Agent), notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 25 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

19.10	Beneficial Ownership Regulation

The Borrower shall promptly upon request, provide such other information and documentation required under the Beneficial Ownership Regulation as from time to time reasonably requested by any Lender.

20. FINANCIAL COVENANTS AND ASSET COVERAGE RATIO

20.1 Financial definitions

In this Clause 20 (Financial Covenants and Asset Coverage Ratio):

“Book Equity Value” means, in respect of each Relevant Period, the total book equity of the Borrower’s Group as at the last day of that Relevant Period and determined by reference to “Total equity” from the financial statements of the Borrower’s Group for that Relevant Period and delivered to the Agent pursuant to paragraphs (c) or (d) of Clause 19.1 (Financial statements) (or by reference to the Borrower’s management accounts (as applicable)).

“Borrower’s Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Borrower’s Group and to which a member of the Borrower’s Group is alone (or together with other members of the Borrower’s Group) beneficially entitled and for so long as:

(a)	that cash is repayable within 60 days after the relevant date of calculation;

(b)

repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Borrower’s Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash that prohibits the applicable member of the Group from withdrawing such cash; and

(d)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facility.

“Borrower’s Group Liquidity” means, at any time, the amount of Borrower’s Cash plus the aggregate amount of undrawn or unutilised credit, liquidity or debt commitments provided or made available to any member of the Borrower’s Group under any committed credit arrangement at such time (whether in the form of loan or credit facilities, notes, bonds or other debt securities) provided that such credit, liquidity or debt commitments will remain committed for a period of not less than 365 days from the date of such calculation.

“Cash” means, at any time, cash in hand or at a bank and (in the latter case) credited to an account in the name of a member of the Group and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable within 60 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash that prohibits the applicable member of the Group from withdrawing such cash at such time; and

(d)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facility.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)

which has a credit rating of either A-1 or higher by S&P Global Ratings or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)

any investment in money market funds which (i) have a credit rating of either A-1 or higher by S&P Global Ratings or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 90 days’ notice;

(f)

any Danish one year fixed or variable rate mortgage bonds (in Danish: realkreditobligationer), covered bonds (in Danish: særligt dækkede obligationer) and covered mortgage bonds (in Danish: særligt dækkede realkreditobligationer);

(g)

any Danish mortgage bonds (in Danish: realkreditobligationer), ship mortgage bonds (in Danish: skibskreditobligationer), covered bonds (in Danish: særligt dækkede obligationer) and covered mortgage bonds (in Danish: særligt dækkede realkreditobligationer) other than those referred to in paragraph (f) above, provided that such bonds are issued within the same series as bonds issued to fund a mortgage loan or ship mortgage loan (as applicable) to a member of the Borrower’s Group and that relevant mortgage loan or ship mortgage loan (as applicable) can be redeemed or prepaid by the delivery of such bonds, up to an amount corresponding to the outstanding amount of such mortgage loan or ship mortgage loan (as applicable); or

(h)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Borrower’s Group is alone (or together with other members of the Borrower’s Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Borrower’s Group or subject to any Security.

“Consolidated EBITDA” means, in respect of any Relevant Period, consolidated EBITDA for that Relevant Period as determined by reference to “Profit/loss” in the financial statements of the Borrower’s Group for that Relevant Period and delivered to the Agent pursuant to paragraphs (c) or (d) of Clause 19.1 (Financial statements) (or by reference to the Borrower’s management accounts (as applicable)).

“Consolidated Total Net Debt” means, in respect of each Relevant Period, the aggregate amount of all obligations of the Borrower’s Group for or in respect of Indebtedness for Borrowed Money as at the last date of that Relevant Period (calculated on a consolidated basis) and determined from the financial statements of the Borrower’s Group for that Relevant Period and delivered to the Agent pursuant to paragraphs (c) or (d) of Clause 19.1 (Financial statements) (or by reference to the Borrower’s management accounts (as applicable)) but deducting the aggregate amount of Borrower’s Cash and Cash Equivalent Investments held by any member of the Borrower’s Group at that time.

“EBITDA” means operating profit of the Borrower’s Group before taxation:

(a)

before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Borrower’s Group (calculated on a consolidated basis);

(b)	not including any accrued interest owing to any member of the Borrower’s Group;

(c)	after adding back any amount attributable to the amortisation or depreciation of assets of members of the Borrower’s Group;

(d)	before taking into account any exceptional, one off, non-recurring or extraordinary items; and

(e)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset.

“Equity Ratio” means, in respect of any Relevant Period, the amount of Book Equity Value as at the last day of that Relevant Period divided by the amount of Total Assets as at the last day of that Relevant Period.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Group Liquidity” means, at any time, the amount of Cash plus the aggregate amount of undrawn or unutilised credit, liquidity or debt commitments provided or made available to any member of the Group under any committed credit arrangement at such time (whether in the form of loan or credit facilities, notes, bonds or other debt securities) provided that such credit, liquidity or debt commitments will remain committed for a period of not less than 365 days from the date of such calculation.

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (g) and (h) of the definition of “Financial Indebtedness”.

“Leverage Ratio” means, in respect of any Relevant Period, the ratio of Consolidated Total Net Debt on the last day of that Relevant Period to Consolidated EBITDA for that Relevant Period.

“Total Assets” means, in respect of any Relevant Period, the total assets of the Borrower’s Group as determined by reference to “Total assets” from the financial statements of the Borrower’s Group for that Relevant Period and delivered to the Agent pursuant to paragraphs (c) or (d) of Clause 19.1 (Financial statements) (or by reference to the Borrower’s management accounts (as applicable)).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of 12 months ending on or about the last day of each Financial Quarter.

20.2	Financial condition

The Company shall ensure that:

(a)	Leverage

In relation to the Borrower’s Group, the Leverage Ratio shall not at any time after the Closing Date be greater than 4.75:1.

(b)	Minimum Group Liquidity

The Group’s Liquidity shall not at any time after the Closing Date be less than USD 200,000,000.

(c)	Minimum Equity Ratio

In relation to the Borrower’s Group, the Equity Ratio shall not at any time after the Closing Date be less than 35%.

(d)	Minimum Borrower’s Group Liquidity

The Borrower’s Group’s Liquidity shall not at any time after the Closing Date be less than USD 50,000,000.

20.3	Financial testing

The financial covenants set out in Clause 20.2 (Financial condition) shall be tested by reference to each of the financial statements (or management accounts (as applicable)) and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

20.4	Valuations

(a)

Subject to paragraph (b) below, the aggregate Fair Market Value of the Collateral Rigs shall be tested semi-annually (each a “LTV Testing Date”) on 30 June and 31 December of each calendar year by reference to valuation reports obtained in accordance with this Clause 20.4 (Valuations).

(b)

The Fair Market Value of a Collateral Rig shall mean the arithmetic average of valuations obtained from two Approved Valuers appointed by the Borrower (or the owner of the relevant Collateral Rig) provided however that if the valuations in respect of a Collateral Rig differ by more than 15% of the value of the lower valuation, the Security Agent shall be entitled to obtain a third valuation from one other Approved Valuer appointed by the Security Agent and the Fair Market Value of that Collateral Rig shall be the arithmetic average of valuations of all three valuations so obtained. Each such valuation shall:

(i)	be issued by each Approved Valuer on a date not earlier than thirty (30) days prior to the relevant LTV Testing Date;

(ii)	be made without physical inspection of any Collateral Rig or her classification records;

(iii)	be made on the basis that the Collateral Rig is in sound average condition for her type and age, in class without recommendations, equipped according to maximum rated capacity and is ready to operate;

(iv)	be made on a charter-free basis;

(v)	be made on the assumption that the Collateral Rig will have a useful lifespan of twenty-five (25) years; and

(vi)	be made on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer at an easily accessible delivery location,

or, if requested by the Company, be made on such other basis or assumptions as agreed between the Company and the Agent.

(c)	Valuations shall be in Dollars.

(d)	The cost of the following valuations shall be borne by the Borrower:

(i)	any valuation provided for the purposes of Part I of Schedule 2 (Conditions Precedent);

(ii)	each semi-annual valuation referred to in paragraph (a) above and any third valuation referred to in paragraph (b) above if required in connection with such semi-annual valuation;

(iii)	each valuation obtained for the purposes of a sale or replacement of a Collateral Rig; and

(iv)

each valuation obtained by the Security Agent following the occurrence of an Event of Default which is continuing, and the cost of any other valuations obtained by the Security Agent which do not fall within sub-paragraphs (i) to (iv) above (including, for the avoidance of doubt, on any Valuation Date) shall be borne by the Security Agent.

20.5	Security Coverage Ratio

(a)

If on any LTV Testing Date or Valuation Date the Security Coverage Ratio is less than two hundred per cent. (200%) (the “Minimum Coverage Threshold”), then the Borrower shall within thirty (30) days of a demand by the Agent or the Security Agent either prepay such part of the Loan as may be necessary in order to restore the Security Coverage Ratio to comply with the Minimum Coverage Threshold (the “MCT Shortfall”) or shall provide either (i) cash collateral in an amount equal to the MCT Shortfall, (ii) additional security in the form of a first priority mortgage over another collateral rig, which must be no older than fifteen (15) years of age, classed with an Approved Classification Society and flagged under an Approved Flag or otherwise acceptable to the Agent (acting on the instructions of the Majority Lenders), documented on such terms as the Agent may (acting on the instructions of the Majority Lenders) approve or require including but not limited to any documents equivalent to the Replacement Documents, or (ii) additional security in an amount at least equal to the MCT Shortfall in a form acceptable to the Agent or the Security Agent (each acting on the instructions of the Majority Lenders).

(b)

The Company shall by no later than 30 days after each LTV Testing Date, issue in favour of the Security Agent a compliance certificate in relation to the Minimum Coverage Threshold signed by the Chief Financial Officer of the Company in the form agreed by the Company and the Lenders, attaching the valuation reports of the Collateral Rigs obtained in accordance with this Clause 20.5 (Security Coverage Ratio).

20.6	Over-collateralization

To the extent an Obligor has provided additional cash collateral or security to cure an MCT Shortfall pursuant to Clause 20.5 (Security Coverage Ratio), and such MCT Shortfall is shown to be restored on a subsequent LTV Testing Date (and would remain restored pro forma for the released security), the Security Agent shall at the request of the Company promptly release (a) to the Obligors that additional cash or security, and (b) any Guarantor who has provided such additional cash or security from its obligations under the Finance Documents in accordance with the provisions of Clause 25.4 (Resignation of a Guarantor), and the Security Agent shall execute such agreements, give such notices and do such other things as the Company may request to give effect to such release.

20.7	Permitted Sales

The Security Agent shall at the request of the Company promptly release to the relevant Rig Owner or member of the Group (as applicable) any Security over a Collateral Rig or that Rig Owner (as applicable) which is to be the subject of a Permitted Sale, and the Security Agent shall execute such agreements, give such notices and do such other things which are necessary to give effect to such release, it being acknowledged that the release on the condition that the Borrower’s Group Purchaser accedes to the Facility Agreement as an Additional Guarantor in accordance with the provisions of Clause 25.2 (Additional Guarantors) and delivers to the Security Agent all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent), including but not limited to:

(a)	each Security Document required under the Rig Security Package to be given by it;

(b)	such legal opinions as are reasonably required by the Security Agent in relation to the registration of such Rig Security Package; and

(c)

copies of the documents set out in paragraphs 1 (to the extent required for the legal opinions referred to in paragraph (b) above to be issued) and 5 of Part II of Schedule 2 (Conditions Precedent) in relation to that Collateral Rig, immediately upon completion of that Permitted Sale, in order to ensure that, after the completion of that Permitted Sale, the Finance Parties benefit in all material respects from substantially equivalent Transaction Security as they had prior to the release of such Transaction Security ahead of that Permitted Sale (and for the purposes of such determination, disregarding the existence or impact of any restarting of hardening periods, limitation periods, avoidance periods and any other equivalent limitations arising from insolvency law other than where there is a reasonable likelihood of an insolvency of such Rig Owner during the new hardening, limitation or other equivalent period) as a result of the implementation of the new Security over that Collateral Rig or that Rig Owner pursuant to this Clause 20.7).

20.8	Third Party Sales

The Security Agent shall at the request of the Company promptly release to the relevant Rig Owner or third party purchaser (as applicable) any Security over a Collateral Rig or that Rig Owner (as applicable) which is to be the subject of Third Party Sale, and the Security Agent shall execute such agreements, give such notices and do such other things which are necessary to give effect to such release, it being acknowledged that the release and sale of such Collateral Rig is subject to the provisions of Clause 7.2 (Mandatory Prepayment – Total Loss, sale or arrest of a Collateral Rig).

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 (General Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

(a)

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation if failure so to comply would impair the ability of the Group (taken as a whole) to perform its obligations under the Finance Documents and where such failure to do so is materially prejudicial to the Lenders (taken as a whole).

(b)

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document where failure to do so is materially prejudicial to the Lenders (taken as a whole).

21.2	Compliance with laws

Each Obligor shall comply in all respects with all laws, regulations, binding decisions and administrative orders to which it may be subject, if failure so to comply would impair the ability of the Company and the Borrower’s Group (taken as a whole) to perform its obligations under the Finance Documents in a manner which is materially prejudicial to the Lenders (taken as a whole).

21.3	Environmental and social compliance

Each Obligor shall:

(a)

comply with all Environmental Laws and Social Laws (including without limitation, those directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Collateral Rigs);

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law or Social Law,

where failure to do so would impair its ability to perform its obligations under the Finance Documents in a manner which would or would reasonably be likely to have a Material Adverse Effect.

21.4	Merger

(a)

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction other than any amalgamation, demerger, merger, corporate reconstruction or other similar arrangement on a solvent basis between members of the Group (provided that in the case of the Company, the Company is the surviving entity).

(b)	Paragraph (a) above does not apply to (i) any sale, lease, transfer or disposal of any asset not prohibited under the terms of this Agreement and (ii) any Redomestication.

21.5	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

21.6	Dividends

The Company and the Borrower shall be permitted to pay dividends, make distributions to its shareholders or repurchase shares provided that:

(a)	no Default or Event of Default is continuing or would result from such payment, distribution or repurchase of shares; and

(b)	both before and immediately after giving effect to such dividend, distribution or repurchase of shares, the Company can demonstrate (pro forma) compliance with Clause 20.2 (Financial condition).

21.7	Change of ownership

(a)	The Company shall procure that:

(i)	the Borrower does not cease to be a direct or indirect wholly owned Subsidiary of the Company without the prior written consent of the Majority Lenders; and

(ii)	no Obligor (other than the Borrower and the Company) ceases to be a direct or indirect wholly owned Subsidiary of the Borrower without the prior written consent of the Majority Lenders.

(b)

Paragraph (a)(ii) does not apply to any sale, transfer or other disposal of any shares in a Rig Owner pursuant to a Permitted Sale or a Third Party Sale which are subject to the provisions of Clause 20.7 (Permitted Sales), Clause 20.8 (Third Party Sales) and Clause 7.2 (Mandatory Prepayment – Total Loss, sale or arrest of a Collateral Rig).

21.8	Sanctions, Anti-Corruption and Anti-Bribery

(a)

The Company shall (and shall ensure that each member of the Group will) undertake its business in compliance with anti-corruption laws and applicable Sanctions and shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and each of the Company’s and its Subsidiaries’ respective directors and officers with anti-corruption laws and applicable Sanctions.

(b)

The Company shall not (and shall ensure that no member of the Group will) directly or (to the best of its knowledge) indirectly use all or any part of the proceeds of the Facility to, or lend, contribute or otherwise make available such proceeds to, or for the benefit of, any person or entity (whether or not related to any member of the Group) for the purposes of financing the activities of, or business or transactions with, any Restricted Person or which would otherwise cause any Obligor or Finance Party to be in breach of any Sanctions or otherwise a target of Sanctions.

(c)

No Obligor shall (and the Company shall ensure that no other member of the Group will, and shall instruct its agents and representatives not to) take any action that results in it or any Finance Party becoming a Restricted Person or otherwise a target of Sanctions.

(d)

The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors and officers with laws implemented to combat money laundering (as defined in Directive (EU) 2018/843 of the European Parliament and of the Council of 30 May 2018 amending Directive (EU) 2015/848 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, and amending Directives 2009/138/EC and 2013/36/EU).

(e)

This Clause 21.8 (Sanctions, Anti-Corruption and Anti-Bribery) only applies for the benefit of any Finance Party to the extent that these provisions do not result in any violation of, conflict with or liability under (i) EU Regulation (EC) 2271/96 or (ii) Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 German Foreign Trade Act (Außenwirtschaftsgesetz)) or (iii) a similar anti-boycott statute or regulation. In connection with any amendment, waiver, determination, declaration, decision

(including a decision to accelerate) or direction under or in connection with the Finance Documents (each a “Relevant Measure”) relating to any part of this Clause 21.8 (Sanctions, Anti-Corruption and Anti-Bribery) of which a Finance Party has informed the Agent that it does not have the benefit as stipulated under the foregoing sentence (each a “Restricted Finance Party”), (i) the Commitments of that Restricted Finance Party that is a Lender and (ii) the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement will be excluded for the purpose of determining whether the consent of the requisite Finance Parties has been obtained or whether the Relevant Measure by the requisite Finance Parties has been made. No amendment may be made to this paragraph (e) of Clause 21.8 (Sanctions, Anti-Corruption and Anti-Bribery) without the consent of all the Lenders.

21.9	Arm’s length terms

(a)	No Obligor will enter into any transaction with any Affiliate (which is not a member of the Group) except on arm’s length terms.

(b)	Paragraph (a) does not apply to any intra-Group transactions.

21.10	Collateral Rigs and Insurance

The Company and each Obligor (to the extent applicable to it) shall comply with the Collateral Rigs Undertakings and the Insurance Undertakings.

21.11	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith and can be lawfully withheld; or

(b)	failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

21.12	Intra-Group Bareboat Charter

(a)	The Company shall procure that:

(i)	each Material Intra-Group Charterer complies with its payment obligations under each Intra-Group Bareboat Charter from time to time in all material respects; and

(ii)

each Intra-Group Bareboat Charter shall provide for regular payments in a manner that is consistent with the Group’s operations as currently conducted as at the date of this Agreement including the Group’s transfer pricing policy.

(b)

For the avoidance of doubt, this undertaking does not restrict the Group’s flexibility to optimally structure its operations in whichever manner is required to comply with relevant law applicable in the jurisdictions where it operates.

21.13	Rig Owners and Material Intra-Group Charterers

(a)

The Company shall ensure that if any of its Subsidiaries becomes a Rig Owner or Material Intra-Group Charterer on or after the Closing Date, such Subsidiary shall accede to this Agreement as an Additional Guarantor, as soon as reasonably practicable and, in any event, within 90 days of the date on which such Subsidiary becomes a Rig Owner or Material Intra-Group Charterer, as applicable.

(b)

in the case of a Material Intra-Group Charterer, the Company shall ensure that on or after the Closing Date, the shareholder of such Subsidiary shall grant a Share Charge in respect of such Subsidiary’s shares, on the earlier of the date on which (A) the relevant Collateral Rig to which such Material Employment Contract relates is first required to perform under such Material Employment Contract, and (B) an Intra-Group Bareboat Charter in respect of such Collateral Rig has been executed with the Rig Owner of such Collateral Rig.

(c)

Upon notification by the Company or the relevant Material Intra-Group Charterer to the Agent that a Material Employment Contract has expired or been terminated and that the relevant Group member ceases to constitute a Material Intra-Group Charterer, that Material Intra-Group Charterer shall be permitted to resign in accordance with Clause 25.4 (Resignation of a Guarantor) and the Security Agent shall release any Security granted by that Material Intra-Group Charterer or over its shares and shall execute such agreements, give such notices and do such other things which are necessary to give effect to such release.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 (Events of Default) is an Event of Default (save for Clause 22.13 (Non-Material Obligors/Assets), Clause 22.14 (Acceleration).

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event; and

payment is made within three Business Days of its due date.

22.2	Financial covenants and other obligations

(a)	Any requirement of Clause 20.2 (Financial condition) is not satisfied.

(b)	Any Obligor does not comply with Clause 21.8 (Sanctions, Anti-Corruption and Anti-Bribery).

(c)	The Company breaches its obligation to restore the Security Coverage Ratio to comply with the Minimum Coverage Threshold under paragraph (a) of Clause 20.5 (Security Coverage Ratio).

22.3	Other obligations

(a)

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment), Clause 22.2 (Financial covenants and other obligations) and Clause 21.8 (Sanctions, Anti-Corruption and Anti-Bribery)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within:

(i)	(in relation to Clause 19 (Information Undertakings) and Clause 21 (General Undertakings)) fifteen (15) Business Days; and

(ii)

(in relation to any of the other obligations expressed to be assumed by it in any of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment), Clause 22.2 (Financial covenants and other obligations), Clause 21.8 (Sanctions, Anti-Corruption and Anti-Bribery) and paragraph (i) above) thirty (30) Business Days, of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

22.4	Failure to Insure

(a)	A Collateral Rig is not insured in accordance with the Insurance Undertakings.

(b)

No Event of Default under paragraph (a) above will occur in respect of any of the Insurance Undertakings set out in paragraphs 1.6 (Copies of policies; letters of undertaking), 1.7 (Copies of certificates of entry), 1.8 (Deposit of original policies), 1.13 (Provision of copies of communications) and 1.14 (Provision of information) of Part II of Schedule 12 (Collateral Rigs and Insurance Undertakings) if the failure to comply is capable of remedy and is remedied within 15 Business Day of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

22.5	Misrepresentation

(a)

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document (other than those made or deemed to be made in Clause 18.18 (Sanctions) and Clause 18.19 (Anti-Corruption)) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)

No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the misrepresentation or breach of warranty are capable of remedy and are remedied within fifteen (15) Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the misrepresentation or breach of warranty.

22.6	Cross default

(a)	Any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of an Obligor as a result of an event of default (however described).

(d)	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of an Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 22.6 (Cross-default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is equal to or less than USD20,000,000 (or its equivalent in any other currency or currencies).

22.7	Insolvency

(a)	An Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of an Obligor is less than any liabilities it owes to third parties by reason of it being in actual financial difficulty.

(c)	A moratorium is voluntarily applied for by an Obligor in respect of any of its indebtedness.

(d)

No Event of Default under paragraph (iii) above will occur if the circumstances giving rise to the commencement of negotiations are capable of remedy and are remedied within 30 days of the earlier of (A) the Agent giving notice to the Company and (B) the Company (or Obligor) commencing such negotiations.

22.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, judicial management, scheme of arrangement, preventative restructuring (in Danish: forebyggende rekonstruktion), restructuring (in Danish: rekonstruktion) or otherwise) of an Obligor other than a solvent liquidation or reorganisation of an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of an Obligor;

(iii)

the appointment of a liquidator (other than in respect of a solvent liquidation of an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of an Obligor having an aggregate value of USD20,000,000, or any analogous procedure or step is taken in any jurisdiction.

(b)

This Clause 22.8 (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is (i) discharged, stayed or dismissed within 30 days of commencement in relation to a Rig Owner, or (ii) discharged, stayed or dismissed within 60 days of commencement in relation to a Material Intra-Group Charterer, provided that it shall not be an Event of Default where, in any Relevant Jurisdiction, such discharge, stay or dismissal is not achieved within the time period referred to above solely as a result of legal or procedural impediments, in circumstances where the relevant Obligor provides evidence satisfactory to the Majority Lenders (acting reasonably) that such winding-up petition is being diligently and promptly contested in good faith, and (i) the petition is frivolous or vexatious, and (ii) the relevant, discharge, stay or dismissal can reasonably be expected to be granted or approved.

22.9	Creditors’ process

(a)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor.

(b)	Paragraph (a) above does not apply to any expropriation, attachment, sequestration, distress or execution (“attachment”):

(i)	affecting assets with an aggregate value (with all other assets affected by the same attachment) of less than USD20,000,000; or

(ii)	which is discharged:

(A)	within 30 days; or

(B)

if the Company provides evidence satisfactory to the Majority Lenders (acting reasonably) that the Group has adequate funds immediately available to it to effect the discharge of the relevant attachment, within such longer period as is necessary in light of the laws and judicial procedures of the relevant jurisdiction, to discharge the attachment.

22.10	Unlawfulness

(a)	Subject to the Legal Reservations and the Perfection Requirements:

(i)	it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents; or

(ii)	any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective,

to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents.

(b)

No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the unlawfulness are capable of remedy and are remedied within 30 days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of such unlawfulness.

22.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.12	Declared Company

Any Obligor is declared by the Minister of Finance of Singapore to be a declared company under the provisions of Part 9 of the Companies Act 1967 of Singapore.

22.13	Non-Material Obligors/Assets

Notwithstanding anything to the contrary in any of the Finance Documents, if any event or circumstance occurs in relation to any Non-Material Obligor or Non-Material Asset(s), or any Finance Documents executed by a Non-Material Obligor or relating to any Non-Material Asset(s), which would (a) be a breach of contract or misrepresentation (other than a Sanctions or Anti-Corruption Event), (b) be a Default (other than pursuant to Clause 22.1 (Non-payment)) or (c) entitle the Lenders to terminate or reduce the Commitments or require prepayment of all or part of the Utilisation (other than pursuant to Clauses 7.2 (Mandatory Prepayment – Total Loss, sale or arrest of a Collateral Rig) and 7.4 (Mandatory prepayment – Sanctions or Anti-corruption Event)) (each a “Relevant Event”), no Relevant Event shall be deemed to have occurred or be continuing as a result of the occurrence of such event or circumstance solely in relation to any Non-Material Obligor or Non-Material Asset(s) unless:

(a)

in the case of a Non-Material Obligor, one or more such events or circumstances has occurred and is continuing which affects one or more Non-Material Obligors which, if they were a single entity on the last day of the most recent Relevant Period, would have constituted a Material Subsidiary;

(b)

in the case of any Non-Material Asset(s), the Relevant Event is not of a technical or administrative nature and would be materially prejudicial to the Lenders as a whole under the Finance Documents; or

(c)	such event or circumstance would reasonably be expected to have a Material Adverse Effect,

and in each case, the Company shall use commercially reasonable efforts to procure that the Relevant Event is remedied as soon as reasonably practicable.

22.14	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Company:

(i)	cancel the Total Commitments, whereupon they shall immediately be cancelled;

(ii)

declare that all or part of the Utilisation, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	declare that all or part of the Utilisation be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)	exercise, or direct the Security Agent to exercise, in each case, with notice to the Company, any or all of its rights, remedies, powers or discretions under any of the Finance Documents.

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23 (Changes to the Lenders), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights;

(b)	transfer by novation any of its rights and obligations; or

(c)	sub-participate or sub-contract any of its rights and obligations,

to another bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Borrower consent

(a)

Subject to Clause 23.9 (Sub-participations), the consent of the Borrower is required for an assignment, transfer, sub-participation or sub-contract by an Existing Lender, unless the assignment, transfer, sub-participation or sub-contract is made by the Existing Lender:

(i)	to another Lender or an Affiliate of any Lender; or

(ii)	at a time when an Event of Default is continuing.

(b)

The consent of the Borrower to an assignment, transfer, sub-participation or sub-contract must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

23.3	Other conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it had been an Original Lender; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 23.6 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(d)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD5,000.

23.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.6	Procedure for transfer

(a)

Subject to the conditions set out in Clause 23.2 (Borrower consent) and Clause 23.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 23.11 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Mandated Lead Arrangers, the Security Agent, the New Lender and the other Lenders, shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original

Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.7	Procedure for assignment

(a)

Subject to the conditions set out in Clause 23.2 (Borrower consent) and Clause 23.3 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 23.11 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 23.7 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Borrower consent) and Clause 23.3 (Other conditions of assignment or transfer).

23.8	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

23.9	Sub-participations

(a)	Save when an Event of Default is continuing, the consent of the Borrower is required for any sub-participation or sub-contract by a Lender, unless:

(i)	such Lender remains liable under the Finance Documents for any such obligations;

(ii)

such Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting rights (for the avoidance of doubt, free of any agreement, arrangement or understanding pursuant to which it is required to or would otherwise be expected to or might be entitled to consult with any other person in relation to the exercise of any such rights and/or obligations and each Lender agrees that it will not engage in any consultation, the seeking of advice or similar process in relation to any matter requiring the vote, consent or waiver by that Lender or any group of Lenders nor will it take into account or be influenced by the instructions or views of any other person);

(iii)	the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor);

(iv)

that the proposed sub-participant will have no proprietary interest in the benefit of this Agreement or in any monies received by the relevant Lender under or in relation to this Agreement (in its capacity as sub-participant under that arrangement); and

(v)	that the proposed sub-participant will under no circumstances:

(A)	be subrogated to, or be substituted in respect of, the relevant Lender’s claims under this Agreement;

(B)

under the terms of such arrangements, be entitled to elevate its rights under such arrangements (whether conditional or otherwise) to become a Lender hereunder (whether by transfer, assignment or otherwise); or

(C)	otherwise have any contractual relationship with, or rights against, the Obligors under or in relation to this Agreement (in its capacity as sub-participant under that arrangement).

(b)	The Borrower will be deemed to have given its consent ten Business Days after a Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)

Without prejudice to the provisions of Clause 23.1 (Assignments and transfers by the Lenders), and notwithstanding paragraph (a) of this Clause 23.9 (Sub-participations), nothing in this Agreement shall prevent a Lender from obtaining trade or credit insurance, or any analogous form of synthetic credit protection, in connection with the Facilities (whether on a disclosed or an undisclosed basis).

23.10	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23.10 (Security over Lenders’ rights), each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.11	Pro rata interest settlement

(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.6 (Procedure for transfer) or any assignment pursuant to Clause 23.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.10 (Security over Lenders’ rights), have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 23.11 (Pro rata interest settlement) references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 23.11 (Pro rata interest settlement) but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

23.12	Lender Affiliates and Facility Office

(a)

In respect of the Utilisation to the Borrower (“Designated Utilisations”) a Lender (a “Designating Lender”) may subject to the prior written consent of the Company (not to be unreasonably withheld) and subject to the conditions and limitations in this Clause 23.12 (Lender Affiliates and Facility Office) at any time and from time to time designate (by written notice to the Agent and the Company):

(i)	a substitute Facility Office from which it will make Designated Utilisations (a “Substitute Facility Office”); or

(ii)	one of its Affiliates to act as the Lender in respect of the Designated Utilisations (a “Substitute Affiliate Lender”).

(b)	A Lender may only designate or maintain a designation of a Substitute Facility Office or a Substitute Affiliate Lender to the extent:

(i)

the designation and the making of the Utilisation by the Substitute Facility Office or Substitute Affiliate Lender does not and would not adversely affect the Company or any member of the Group in any respect; and

(ii)

the designation would not result in or give rise to any event or circumstance which would entitle the Lender or any Substitute Facility office or Substitute Affiliate Lender to suspend, cancel, terminate or otherwise reduce or limit its obligations under this Agreement.

(c)

Subject to paragraph (d) below, no Lender or Substitute Affiliate Lender shall be entitled to request or exercise any right to any payment, indemnification or other compensation or alternative pricing or cancellation or termination under any of Clauses 7.1 (Illegality), 10 (Changes to the Calculation of Interest), 12 (Tax Gross-up and Indemnities), 13 (Increased Costs), 14 (Other Indemnities), 16 (Costs and Expenses) or any other provision under this Agreement to the extent the relevant Tax, costs or expense or event or circumstance giving rise to any right to cancellation or termination or compensation directly or indirectly relates to or results from the designation or maintaining of any designation of the Substitute Facility Office or the Substitute Affiliate Lender.

(d)

Notwithstanding paragraph (c) above, a Substitute Affiliate Lender shall be deemed to be a Lender for the purposes of Clause 7.1 (Illegality) and shall be entitled to rely on such Clause in respect of itself and its own obligations as a Lender hereunder.

(e)

A notice to nominate a Substitute Facility Office or Substitute Affiliate Lender must be in the form set out in Schedule 14 (Form of Substitute Facility Office or Substitute Affiliate Lender Designation Notice) and be countersigned (in the case of a Substitute Affiliate Lender Designation Notice) by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Utilisations in respect of which it acts as Lender.

(f)

The Designating Lender will act as the representative of any Substitute Affiliate Lender that it nominates for all administrative purposes under this Agreement and will remain fully liable for the performance of the Substitute Affiliate Lender’s obligations hereunder (including, but not limited to, in circumstances in which it becomes unlawful in any applicable jurisdiction for a Substitute Affiliate Lender to perform any of its obligations as a Lender or to fund or maintain its participation in any Designated Utilisation). The Obligors, the Agent and the other Finance Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Utilisations to the Facility Office of the Substitute Affiliate Lender. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents.

(g)

Save as mentioned in paragraph (f) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents and having a Commitment equal to the principal amount of all Designated Utilisations in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(h)

A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agent and the Company provided that such notice may only take effect when there are no Designated Utilisations outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.

24.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

24.1	Prohibition on Debt Purchase Transactions by the Group

The Company shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or be a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Guarantors

(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.9 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)

the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

25.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.4	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)

the Guarantor is resigning as a result of it ceasing to (i) own any Collateral Rigs or (ii) hold any Material Employment Contract pursuant to the provisions of Clause 7.8 (Prepayment and release in relation to a Collateral Rig), Clause 20.6 (Over-collateralization), Clause 20.7 (Permitted Sales), Clause 20.8 (Third Party Sales) or paragraph (c) of Clause 21.13 (Rig Owners and Material Intra-Group Charterers); or

(ii)	all the Lenders have consented to the resignation of that Guarantor.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	no payment is due from the Guarantor under Clause 17.1 (Guarantee and indemnity),

whereupon that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents.

(c)

If the resignation of a Guarantor is accepted in accordance with paragraph (b) of this Clause 25.4 (Resignation of a Guarantor) the Agent shall instruct the Security Agent to release any Transaction Security granted by that Guarantor, in accordance with the Intercreditor Agreement and the Security Agent shall execute such agreements, give such notices and do such other things as the Company may request to give effect to such release. Notwithstanding any other provisions of this Agreement or the Intercreditor Agreement, a release of any Transaction Security pursuant to this Clause 25.4 (Resignation of a Guarantor) shall be effected without the further consent of, or notice to, the Lenders.

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

26.1	Appointment of the Agent

(a)	Each of the Mandated Lead Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each of the Mandated Lead Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Instructions

(a)	The Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)

The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

26.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)

Without prejudice to Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Mandated Lead Arrangers or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)

The Agent shall provide to the Company within five Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

26.4	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

26.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Agent or the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.6	Business with the Group

The Agent and the Mandated Lead Arrangers, may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than the Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Company, or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Mandated Lead Arrangers are obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

26.8	Responsibility for documentation

None of the Agent or the Mandated Lead Arrangers is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, an Obligor or any other person in or in connection with any Finance Document or the Information Memorandum or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

26.10	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent or any Lender be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent or any Lender has been advised of the possibility of such loss or damages.

26.11	Lenders’ indemnity to the Agent

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.11 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company shall within five Business Days of demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

26.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United States, United Kingdom, Norway or Denmark as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 26 (Role of the Agent and the Mandated Lead Arrangers) and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above), but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 22 (Events of Default) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 12.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

26.13	Replacement of the Agent

(a)

After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United States, United Kingdom, Norway or Denmark).

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 26 (Role of the Agent and the Mandated Lead Arrangers) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.14	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.15	Relationship with the Lenders

(a)

Subject to Clause 23.11 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and sub-paragraph (ii) of paragraph (a) of Clause 32.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)

the adequacy, accuracy or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

26.17	Amounts paid in error

(a)

If the Agent pays an amount to another Party and the Agent notifies that Party that such payment was an Erroneous Payment, then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(b)	Neither:

(i)	the obligations of any Party to the Agent; nor

(ii)	the remedies of the Agent,

(whether arising under this Clause 26.17 (Amounts paid in error) or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)

All payments to be made by a Party to the Agent (whether made pursuant to this Clause 26.17 (Amounts paid in error) or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent to another Party which the Agent determines (in its sole discretion) was made in error.

(e)

The Parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge, or otherwise satisfy the Loan owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with regards to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making of a payment hereunder.

26.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

28.5	Exceptions

(a)

This Clause 28 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback and pre-funding) and Clause 26.18 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency(or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

29.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 29.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this Clause 29.5 (Impaired Agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 26.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 29.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

29.6	Partial payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent (including any Receiver or Delegate) or the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest (including default interest and Break Costs), fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.8	Business Days

(a)

Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)

A repayment of the Utilisation or Unpaid Sum or a part of the Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

29.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

29.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.11 (Distribution to payment systems etc.); and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.	SET-OFF

A Finance Party may, at any time while an Event of Default in continuing, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and, if applicable, fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company:

Address:	Lyngby Hovedgade 85
2800 Kgs. Lyngby
Denmark

Email:	corporatetreasury@noblecorp.com / legal@noblecorp.com

Attention:	Treasury

in each case, with a copy to:

Address:	Noble Corporation plc
13135 Dairy Ashford, Ste. 800
Sugar Land, Texas 77478
Attn: Legal Department

Email:	corporatetreasury@noblecorp.com
legal@noblecorp.com

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and Security Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or to the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	All notices to a Lender from the Security Agent shall be sent through the Agent.

(f)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (e) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

32.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

32.6	Electronic communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)

Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 32.6 (Electronic communication).

32.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)

Subject to Clause 36.2 (All Lender matters) and Clause 36.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent, or in respect of the Security Documents, the Security Agent, may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36 (Amendments and Waivers).

(c)	Paragraph (c) of Clause 23.11 (Pro rata interest settlement) shall apply to this Clause 36 (Amendments and Waivers).

(d)

For the avoidance of doubt, there shall be no requirement to obtain the consent of the Lenders in respect of any actions arising out of any sale, disposal or transaction expressly permitted under this Agreement, including but not limited to under Clause 7.8 (Prepayment and release in relation to a Collateral Rig), Clause 20.6 (Over-collateralization), Clause 20.7 (Permitted Sales), Clause 20.8 (Third Party Sales), paragraph (c) of Clause 21.13 (Rig Owners and Material Intra-Group Charterers) and Clause 25.4 (Resignation of a Guarantor) and the Agent, or in respect of the Security Documents, the Security Agent may effect any such action (including a release of Transaction Security) without further instructions from the Lenders.

36.2	All Lender matters

Subject to Clause 36.4 (Changes to reference rates) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)

any provision relating to Sanctions, including the definition of “Restricted Person”, “Sanctioned Country”, “Sanctions”, “Sanctions Authority”, “Sanctions List” and “Sanctions or Anti-Corruption Event” in Clause 1.1 (Definitions), under this Agreement or any other Finance Document;

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(e)

an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility (other than pursuant to Clause 7.2 (Mandatory Prepayment – Total Loss, sale or arrest of a Collateral Rig);

(f)	a change to the Borrower or Guarantors (other than in accordance with Clause 25 (Changes to the Obligors));

(g)	any provision which expressly requires the consent of all the Lenders;

(h)

Clause 2.3 (Finance Parties’ rights and obligations), Clause 7.1 (Illegality), Clause 7.3 (Change of control), Clause 7.11 (Application of prepayments), Clause 23 (Changes to the Lenders), Clause 25 (Changes to the Obligors), this Clause 36, Clause 40 (Governing Law) or Clause 41.1 (Jurisdiction);

(i)	(other than as expressly permitted by the provisions of any Finance Document and subject to paragraph (d) of Clause 36.1 (Required consents)) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

save in respect of any changes that are of a minor, technical or administrative nature, or which corrects a manifest error; or

(j)	subject to paragraph (d) of Clause 36.1 (Required consents), the release of any guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity) or of any Transaction Security,

shall not be made without the prior consent of all the Lenders.

36.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Mandated Lead Arrangers (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or the Mandated Lead Arrangers as the case may be.

36.4	Changes to reference rates

(a)	Subject to Clause 36.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within fifteen (15) Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:

(i)

its Commitment or its participation in the Loan (as the case may be) shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan (as applicable) when ascertaining whether any relevant percentage of Total Commitments or the aggregate of participations in the Loan (as applicable) has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)	In this Clause 36.4 (Changes to reference rates):

“Published Rate” means:

(a)	SOFR; or

(b)	Term SOFR for any Quoted Tenor.

“Published Rate Contingency Period” means, in relation to:

(a)	Term SOFR (all Quoted Tenors), 10 US Government Securities Business Days; and

(b)	SOFR, 10 US Government Securities Business Days.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Borrower, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)

the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or

(d)	in the opinion of the Majority Lenders and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate; or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)

in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor or alternative to a Published Rate.

36.5	Excluded Commitments

If:

(a)

any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days of that request being made; or

(b)	any Lender which is not a Defaulting Lender fails to respond to such a request or such a vote within fifteen (15) Business Days of that request being made,

(unless, in either case, the Company agrees to a longer time period in relation to any request):

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

36.6	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)

an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 13.1 (Increased costs), Clause 12.2 (Tax gross-up) or Clause 12.3 (Tax Indemnity) to any Lender, then the Company may, on three Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a “Replacement Lender”) which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in any outstanding Utilisation and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.11 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 36.6 (Replacement of Lender) shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or the Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)

in no event shall the Lender replaced under this Clause 36.6 (Replacement of Lender) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)

A Lender shall perform the checks described in paragraph (v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)

(A)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(B)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(C)

Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction), or have consented or agreed to such waiver or amendment,

(ii)

any Lender shall fail to give consent to a Redomestication to the extent that such Redomestication shall result in the Company or New Parent being formed or joined under the laws of a jurisdiction that requires Majority Lender Consent, then any Lender who does not and continues not to consent or agree to such waiver or amendment or Redomestication shall be deemed a “Non-Consenting Lender”.

(e)

Any transfer under this Clause 36.6 (Replacement of Lender) and Clause 36.8 (Replacement of a Defaulting Lender) will be deemed to be completed (whether or not the transfer documentation is executed by the transferring Lender) within two Business Days of delivery of the transfer documentation executed by the Replacement Lender to the transferring Lender and the purchase price being deposited with the Agent. Each Lender instructs the Agent to execute the transfer documentation upon receipt of such funds.

36.7	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender’s Commitment under the relevant Facility will be reduced by the amount of its Available Commitment under the relevant Facility and to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 36.7 (Disenfranchisement of Defaulting Lenders), the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

36.8	Replacement of a Defaulting Lender

(a)

The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving three Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a “Replacement Lender”) which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(i)

in an amount equal to the outstanding principal amount of such Lender’s participation in any outstanding Utilisation and all accrued interest, (to the extent that the Agent has not given a notification under Clause 23.11 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)

The Defaulting Lender shall perform the checks described in paragraph (v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

37.	CONFIDENTIAL INFORMATION

37.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.4 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 26.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.10 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

37.3	DAC6

Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

37.4	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 40 (Governing Law);

(vi)	the names of the Agent and the Mandated Lead Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date for Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

37.5	Entire agreement

This Clause 37 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose and have processes and controls in place to ensure compliance with any such legislation.

37.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37 (Confidential Information).

37.8	Continuing obligations

The obligations in this Clause 37 (Confidential Information) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38.	CONFIDENTIALITY OF FUNDING RATES

38.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the Company pursuant to Clause 10.4 (Notification to the Company); and

(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent and each Obligor may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

38.2	Related obligations

(a)

The Agent and each Obligor acknowledge that each Funding Rate is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)

of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (c) of Clause 38.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 38 (Confidentiality of Funding Rates).

38.3	No Event of Default

No Event of Default will occur under Clause 22.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 38 (Confidentiality of Funding Rates).

39.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

40.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

41.	ENFORCEMENT

41.1	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”).

(b)	Each Obligor agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.

(c)

Notwithstanding paragraph (a) above, any Finance Party or Secured Party may take proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)

irrevocably appoints Noble Highlander UK Ltd as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and Noble Highlander UK Ltd by its execution of this Agreement, accepts that appointment); and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

42.	PATRIOT ACT NOTICE

Each Lender hereby notifies the Obligors that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies an Obligor, which information includes the name and address of that Obligor and other information that will allow such Lender to identify each Obligor in accordance with said Act.

43.	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Senior Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)	As used in this Clause 4.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Hedging Agreement” has the meaning set forth in the Intercreditor Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Borrower	Registration number (or equivalent, if any)

The Drilling Company of 1972 A/S	40404716

Name of Original Rig Owner	Registration number (or equivalent, if any)

NobleCorp Drilling Holdings Singapore Pte. Ltd.	201026664E

Noble Highlander UK Ltd	10195411

Noble Drillship I Singapore Pte. Ltd.	201321036K

Name of Original Material Intra-Group Charterer	Registration number (or equivalent, if any)

Noble Drilling Operating Services A/S	24206998

Noble Integrator Operations AS	921695365

Noble Invincible Operations AS	929955412

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Commitment (USD)
DNB Capital LLC	75,000,000
Barclays Bank PLC	25,000,000
Clifford Capital Pte. Ltd.	35,000,000
Danske Bank A/S	25,000,000
HSBC Bank USA, N.A.	25,000,000
JPMorgan Chase Bank N.A., London Branch	65,000,000
Nordea Bank Abp, New York Branch	25,000,000
Nykredit Bank A/S	50,000,000
Morgan Stanley Senior Funding, Inc.	25,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO UTILISATION

1.	Corporate Documents

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor (notarised and legalised if required for the purposes of registration of a Mortgage):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)

If required by the law of the jurisdiction of incorporation of an Original Obligor, a copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than any Original Obligor incorporated in Denmark), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Obligor is a party.

(e)

A certificate of the Company (signed by an authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(f)

If relevant, a duly executed power of attorney of each Original Obligor (notarised and legalised if required for the purposes of registration of a Mortgage) authorising the relevant authorised signatories thereunder to enter into the Finance Documents to which it is a party.

(g)

A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Release of Existing Security

A copy of the Deed of Release and of each document to be delivered under or pursuant to it, together with evidence satisfactory to the Agent of its due execution by the parties to it.

3.	Finance Documents

(a)	This Agreement executed by all relevant Parties.

(b)	The Intercreditor Agreement executed by all relevant Parties.

(c)	The Fee Letters executed by all relevant Parties.

(d)	The following Security Documents duly executed by the relevant Original Obligors and, if required, the Security Agent:

(i)	in respect of each Collateral Rig, the relevant:

(A)	Deed of Covenants;

(B)	Mortgage (duly notarised and legalised if required for the purposes of registration of such Mortgage);

(C)	Insurance Assignment;

(ii)	the Account Charges; and

(iii)	the Share Charges,

and, in each case, any notice or other document required to be provided under such Security Documents (including, if relevant any share certificates and stock transfer forms duly executed by the relevant Obligor in blank).

4.	Legal opinions

(a)

A legal opinion of Watson Farley & Williams LLP, legal advisers to the Mandated Lead Arrangers and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)

A legal opinion of Wong Tan & Molly Lim LLC, formal law alliance partner of Watson Farley & Williams Singapore, legal advisers to the Mandated Lead Arrangers and the Agent in Singapore, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)

A legal opinion of Kromann Reumert, legal advisers to the Mandated Lead Arrangers and the Agent in Denmark, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)

A legal opinion of Wikborg Rein Advokatfirma AS, legal advisers to the Mandated Lead Arrangers and the Agent in Norway, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(e)

A legal opinion of DQ Advocates, legal advisers to the Mandated Lead Arrangers and the Agent in the Isle of Man, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

5.	Collateral Rig documents

In respect of each Collateral Rig:

(a)	Documentary evidence that it:

(i)	is permanently registered in the name of its respective Rig Owner under the Approved Flag;

(ii)	is in the absolute and unencumbered ownership of the respective Rig Owner save as contemplated by the Finance Documents;

(iii)	is classed with an Approved Classification Society free of all material and overdue recommendations and conditions of the Approved Classification Society; and

(iv)	is insured in accordance with the provisions of the Finance Documents.

(b)	To the extent applicable, copies of:

(i)	its management agreement, together with copies of the relevant manager’s Document of Compliance;

(ii)	its Safety Management Certificate; and

(iii)	its International Ship Security Certificate.

6.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 41.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	Documentation or other evidence required by a Lender in order for it to comply with all necessary “know your customer” checks pursuant to the transactions contemplated by this Agreement.

(c)	The Group Structure Chart.

(d)	The Original Financial Statements, provided that any Original Financial Statements that have been made publicly available by the Company or Borrower shall not need to be separately provided.

(e)

The audited financial statements for each Original Obligor (provided that with regard to the Company, such financial statements shall be of Noble Corporation (the accounting predecessor of the Company)) for its financial year ended 31 December 2021.

(f)

Evidence that the fees, costs and expenses then due from the Company or any Borrower pursuant to Clause 11 (Fees), Clause 16 (Costs and Expenses) and Clause 12.6 (Stamp taxes) have been paid or will be paid by the first Utilisation Date.

(g)	An opinion from an independent insurance consultant to the Agent on matters relating to the Insurances, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(h)	Copies of the valuation reports in relation to the Collateral Rigs evidencing their Fair Market Value.

(i)	Any documentation and other information requested by the Lenders as may be required in order to comply with the requirements of the Beneficial Ownership Regulation.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL GUARANTOR

1.	An Accession Letter, duly executed by the Additional Guarantor and the Company.

2.	A copy of the constitutional documents of the Additional Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Guarantor:

(a)

approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and any other Finance Document to which it is a party;

(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf;

(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.

If required under the law of the jurisdiction of incorporation of the Additional Guarantor, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor (other than any Additional Guarantor incorporated in Denmark), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.

If relevant, a duly executed power of attorney of each Additional Guarantor (notarised and legalised if required for the purposes of registration of a Mortgage) authorising the relevant authorised signatories thereunder to enter into the Finance Documents to which it is a party.

7.

A certificate of the Additional Guarantor (signed by an authorised signatory) confirming that the guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

8.

A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.

9.	If available, the latest audited financial statements of the Additional Guarantor.

10.	Each Security Document required under the Rig Security Package to be given by that Additional Guarantor, duly executed by that Additional Guarantor and, if required, the Security Agent.

11.	Any notices or documents required to be given or executed or made under the terms of the Security Documents entered into by the Additional Guarantor.

12.	If the Additional Guarantor is a Rig Owner, in respect of the Collateral Rig owned by it:

(a)	documentary evidence that it:

(i)	is registered in the name of that Additional Guarantor under the Approved Flag;

(ii)	is in the absolute and unencumbered ownership of that Additional Guarantor save as contemplated by the Finance Documents;

(iii)	is classed with an Approved Classification Society free of all material and overdue recommendations and conditions of the Approved Classification Society; and

(iv)	is insured in accordance with the provisions of the Finance Documents;

(b)	to the extent applicable, copies of:

(i)	its management agreement, together with copies of the relevant manager’s Document of Compliance;

(ii)	its Safety Management Certificate; and

(iii)	its International Ship Security Certificate; and

(c)	a legal opinion in relation to the registration of that Collateral Rig and its Rig Security Package.

13.	A legal opinion of Watson Farley & Williams LLP, legal advisers to the Mandated Lead Arrangers and the Agent in England.

14.

If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Mandated Lead Arrangers and the Agent in the jurisdiction in which the Additional Guarantor is incorporated.

SCHEDULE 3

REQUESTS

PART I

UTILISATION REQUEST

From:	[name of Borrower]

To:	DNB Bank ASA, New York Branch as Agent

Dated:

Dear Sirs

Noble Corporation plc – [            ] Facility Agreement

dated [            ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	dollars

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]. [The proceeds of this Loan should be credited to [account].]] OR

[The proceeds of this Loan should be credited to [account].]

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for and on behalf of

[name of Borrower]

* delete as appropriate

PART II

SELECTION NOTICE

From:	[Company on behalf of/[name of Borrower]

To:	DNB Bank ASA, New York Branch as Agent

Dated:

Dear Sirs

Noble Corporation plc - [    ] Facility Agreement

dated [            ] (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.

We request [that the next Interest Period for the Loan be [•] OR [an Interest Period for a part of the Loan in an amount equal to [•] (which is the amount of the Repayment Instalment next due) ending on [•] (which is the Repayment Date relating to that Repayment Instalment) and that the Interest Period for the remaining part of the Loan shall be [•].

3.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for and on behalf of

[the Company on behalf of]

[name of Borrower]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	DNB Bank ASA, New York Branch as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Noble Corporation plc – [            ] Facility Agreement

dated [            ] (the “Agreement”)

1.

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.6 (Procedure for transfer) of the Agreement:

(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 23.6 (Procedure for transfer) of the Agreement, all of the Existing Lender’s rights and obligations under the Agreement , the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender’s Commitment(s) and participations in the Utilisation under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.5 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender;]

(b)	[not a Qualifying Lender.]

[6/7].

[The New Lender confirms that if the Group were to operate in any of the following jurisdictions (other than any Sanctioned Country), it would lead to it becoming unlawful for the New Lender to perform any of its obligations as contemplated by the Agreement or to fund or maintain its participation in any Utilisation:

[insert jurisdictions]]

[7/8].

We refer to clause [•] (Change of Senior Lender) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[8/9].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[9/10].	This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[10/11].This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:

The execution of this Transfer Certificate may not be sufficient for the New Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

For and on behalf of	For and on behalf of

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].

For and on behalf of

[Agent]

By:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	DNB Bank ASA, New York Branch as Agent and Noble Corporation plc. as Company, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

The Drilling Company of 1972 A/S - [    ] Facility Agreement

dated [            ] (the “Agreement”)

1.

We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 23.7 (Procedure for assignment) of the Agreement:

(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement , the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender’s Commitment(s) and participations in the Utilisation under the Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in the Utilisation under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) of the Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.5 (Limitation of responsibility of Existing Lenders) of the Agreement.

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender;]

(b)	[not a Qualifying Lender.]

[9/10].

[The New Lender confirms that if the Group were to operate in any of the following jurisdictions (other than any Sanctioned Country), it would lead to it becoming unlawful for the New Lender to perform any of its obligations as contemplated by the Agreement or to fund or maintain its participation in any Utilisation:

[insert jurisdictions]]

[10/11].

We refer to clause [•] (Change of Senior Lender) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[11/12].

This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company of the Agreement), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

[12/13].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[13/14].	This Assignment Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[14/15].	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Note:

The execution of this Assignment Agreement may not be sufficient for the New Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

For and on behalf of	For and on behalf of

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [    ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

For and on behalf of

[Agent]

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	DNB Bank ASA, New York Branch as Agent

From:	[Subsidiary] and Noble Corporation plc

Dated:

Dear Sirs

Noble Corporation plc - [            ] Facility Agreement

dated [            ] (the “Agreement”)

1.

We refer to the Agreement and to the Intercreditor Agreement. This deed (the “Accession Letter”) shall take effect as an Accession Letter for the purposes of the Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Agreement have the same meaning in paragraphs 1-[3]/[4] of this Accession Deed unless given a different meaning in this Accession Deed.

2.

[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 25.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Guarantor.

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.

[Subsidiary] (for the purposes of this paragraph [4]/[5], the “Acceding Debtor”) intends to give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 5.

(b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Security; and]

(iii)

all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)

The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor [and the Company] under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)

[In consideration of the Acceding Debtor being accepted as an Intra Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.][1]

6.	[Guarantee limitation language to be included, if applicable.]

7.	This Accession Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

This Accession Letter is entered into by deed.

For and on behalf of	For and on behalf of

Noble Corporation plc.	[Subsidiary]

By:	By:

The Security Agent [Full Name of Current Security Agent] By:

Date:

[1]	Include this paragraph in the Accession Letter if the Subsidiary is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:    DNB Bank ASA, New York Branch as Agent

From:    [resigning Obligor] and Noble Corporation plc

Dated:

Dear Sirs

Noble Corporation plc - [                ] Facility Agreement

dated [                ] (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 25.4 (Resignation of a Guarantor) of the Agreement, we request that [resigning Obligor] be released from its obligations as a Guarantor under the Agreement.

3.	[We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]*][2]

4.	This Resignation Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

For and on behalf of	For and on behalf of

Noble Corporation plc.	[Subsidiary]

By:	By:

NOTES:

* Insert any other conditions required by the Facility Agreement.

[2]	Delete in respect of resignation of the Company.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	DNB Bank ASA, New York Branch as Agent

From:	Noble Corporation plc

Dated:

Dear Sirs

Noble Corporation plc – [            ] Facility Agreement

dated [            ] (the “ Agreement”)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We refer to the Relevant Period ending on [ ] and confirm that as at the last day of that Relevant Period:

(a)	the Leverage Ratio was [•]:1;

(b)	the Group’s Liquidity was USD [•];

(c)	the Equity Ratio was [•]%; and

(d)	the Borrower’s Group Liquidity was USD [•].

Signed:
Chief Financial Officer of the Company

SCHEDULE

CALCULATIONS

Line item	Amount

Revenue

Cost

EBITDA

Interest

Tax

Cashflow from operation

Capex

Debt amortisation

Assets

Equity

Gross debt

Cash

Net interest bearing debt

Borrower’s Cash

SCHEDULE 9

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	9:30am, three Business Days before the intended Utilisation Date (Clause 5.1 (Delivery of a Utilisation Request)) or the expiry of the preceding Interest Period (Clause 9.1 (Selection of Interest Periods))

Agent notifies the Lenders of the Advance in accordance with Clause 5.4 (Lenders’ participation)	3pm, three Business Days before the intended Utilisation Date.

Reference Rate is fixed	Quotation Day

SCHEDULE 10

FORM OF INCREASE CONFIRMATION

To:	DNB Bank ASA, New York Branch as Agent, DNB Bank ASA, New York Branch as Security Agent and Noble Corporation plc as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

Noble Corporation plc - [•] Facility Agreement

dated [•] (the “Agreement”)

1.

We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.

3.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment(s) specified in the Schedule (the “Relevant Commitment(s)”) as if it had been an Original Lender under the Agreement in respect of the Relevant Commitment(s).

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment(s) is to take effect (the “Increase Date”) is [•].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 32.2 (Addresses) of the Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of Clause 2.2 (Increase) of the Agreement.

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender;]

(b)	[not a Qualifying Lender.]

[9/10].

[The Increase Lender confirms that if the Group were to operate in any of the following jurisdictions (other than any Sanctioned Country), it would lead to it becoming unlawful for the Increase Lender to perform any of its obligations as contemplated by the Agreement or to fund or maintain its participation in any Utilisation:

[insert jurisdictions]]

[10/11].

We refer to clause [•] (Creditor Accession Undertaking) of the Intercreditor Agreement. In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[11/12].	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

[12/13].	This Increase Confirmation [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[13/14].	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

Note:

The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

[Relevant Commitment(s)/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted by the Agent and the Increase Date is confirmed as [•].

Agent

By:

Security Agent

By:]

SCHEDULE 11

COLLATERAL RIGS

Name of Collateral Rig	Rig Owner	IMO Number	Flag

Maersk Intrepid	NobleCorp Drilling Holdings Singapore Pte. Ltd.	8771540	SIN

Maersk Interceptor	NobleCorp Drilling Holdings Singapore Pte. Ltd.	8771552	SIN

Maersk Integrator	NobleCorp Drilling Holdings Singapore Pte. Ltd.	9664627	SIN

Maersk Invincible	NobleCorp Drilling Holdings Singapore Pte. Ltd.	9711858	SIN

Maersk Highlander	Noble Highlander UK Ltd	9745249	Isle of Man

Maersk Reacher	NobleCorp Drilling Holdings Singapore Pte. Ltd.	8768256	SIN

Maersk Resolute	NobleCorp Drilling Holdings Singapore Pte. Ltd.	8768232	SIN

Maersk Resolve	NobleCorp Drilling Holdings Singapore Pte. Ltd.	8768244	SIN

Maersk Resilient	NobleCorp Drilling Holdings Singapore Pte. Ltd.	8768220	SIN

Maersk Discoverer	NobleCorp Drilling Holdings Singapore Pte. Ltd.	8768373	SIN

Maersk Viking	Noble Drillship I Singapore Pte. Ltd.	9624146	SIN

SCHEDULE 12

COLLATERAL RIGS AND INSURANCE UNDERTAKINGS

PART I

COLLATERAL RIGS UNDERTAKINGS

1.1	Construction of Collateral Rigs Undertakings terms

In this Part I of Schedule 12 (Collateral Rigs and Insurance Undertakings):

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

“Major Casualty”, in relation to a Collateral Rig, has the meaning given to the Insurance Assignment for that Collateral Rig.

“Permitted Liens” means, in relation to a Collateral Rig, any:

(a)	liens created by the Finance Documents;

(b)	liens for unpaid crew’s wages which are not overdue;

(c)	liens for salvage;

(d)	liens for master’s disbursements incurred in the ordinary course of business;

(e)

other liens arising by operation of law or otherwise in the ordinary course of business, including for taxes, repair or maintenance of that Collateral Rig in respect of obligations which are not more than 30 days overdue.

1.2	Collateral Rig’s name and registration

Subject to the provisions of paragraphs 1.18 (Reflagging) to 1.22 (Conditions for Dual Registration), each Rig Owner shall keep each Collateral Rig owned by it registered under an Approved Flag and shall not do or permit to be done anything, or omit to do anything which could or might result in such registration being forfeited or imperilled, provided that, with the consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), the flag of a Collateral Rig may be changed to a flag which is not an Approved Flag.

1.3	Maintenance of class; compliance with authorisations

Each Rig Owner shall, in relation to each Collateral Rig owned by it:

(a)

ensure that such Collateral Rig is in a good and safe state of repair so as to maintain its Approved Classification with the relevant Approved Classification Society free of any material and overdue requirement or recommendation affecting its class which has not been complied with in accordance with its terms, provided that, the Approved Classification can be amended with the consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed).

(b)	procure that all appropriate repairs to or replacements of any damaged, worn or lost parts or equipment are carried out so as not to materially diminish the value of that Collateral Rig; and

(c)

comply or procure that any other relevant person (such as the manager of that Collateral Rig) who has assumed responsibility for operation of that Collateral Rig will comply with the ISM Code and the ISPS Code (or any replacement thereof and to the extent applicable to that Collateral Rig).

1.4	Security

Each Rig Owner shall not create or permit to subsist any Security over any Collateral Rig(s) owned by it, other than Permitted Liens.

1.5	Disposals

Save as permitted by the Finance Documents (including, without limitation, a Permitted Sale or a Third Party Sale or pursuant to paragraph 1.15 (Restrictions on employment)), no Rig Owner shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of the whole or part of a Collateral Rig owned by it.

1.6	Equipment belonging to third parties

Except in respect of normal operational dealings and processes customary in the offshore oil and gas drilling industry, no Rig Owner shall install on a Collateral Rig owned by it any equipment belonging to a third party which cannot be removed without causing significant damage to the structure or fabric of that Collateral Rig so as to materially diminish its value.

1.7	Survey

Each Rig Owner shall submit the Collateral Rig(s) owned by it to such periodical or other surveys as may be required for classification purposes and, if so required by the Agent, the Company shall supply to the Agent copies of all survey reports in respect thereof.

1.8	Inspection

Each Rig Owner shall (i) on at least thirty (30) days’ prior written notice and not more than once per year (and without interfering with the ordinary operation of that Collateral Rig) or (ii) following an Event of Default which is continuing, permit surveyors or other persons appointed by the Agent to board a Collateral Rig owned by it for the purpose of inspecting its condition and its class or other records or satisfying themselves as to repairs proposed or already carried out subject to such persons and the Agent signing an indemnity and/or waiver letter required by the Company. Each Rig Owner shall afford all proper and reasonable facilities for such inspections if reasonably required by the Agent.

1.9	Employment of Collateral Rig

No Rig Owner shall knowingly or recklessly employ a Collateral Rig owned by it in any trade or business which is forbidden by any applicable law or is otherwise illicit or in any manner whatsoever which may render it liable to condemnation in a prize court or to destruction, seizure or confiscation or that may expose a Collateral Rig to penalties.

1.10	Information

The Company shall promptly on request provide the Agent with all such information which the Agent may periodically and reasonably require regarding the Collateral Rigs, their employment, position and engagements, the names of any counterparties to the contracts for their employment and the duration of such contracts, provided that the Company shall not be obliged to disclose any confidential or commercially sensitive information or copies of any contract for the employment of a Collateral Rig.

1.11	Payment of trading expenses and wages

Each Rig Owner shall promptly pay (or procure the payment of) all tolls, dues and other outgoings whatsoever in respect of the Collateral Rig(s) owned by it and keep accounts in respect thereof in accordance with its current practice.

1.12	Notice of Mortgage

Each Rig Owner will keep on board the Collateral Rig(s) owned by it each such document or record as may be required by law and cause such particulars relating to the Mortgage(s) over such Collateral Rig(s) to be recorded as may be required by law.

1.13	Hazardous Materials

Each Rig Owner shall maintain an inventory setting out a list of hazardous materials on board each Collateral Rig(s) owned by it.

1.14	Scrapping of a Collateral Rig

Each Rig Owner shall ensure that any scrapping of a Collateral Rig owned by it shall be performed at a recycling yard which conducts its recycling business in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or the EU Ship Recycling Regulation, 2013.

1.15	Restrictions on employment

No Rig Owner shall let or employ a Collateral Rig owned by it and no Material Intra-Group Charterer shall let or employ a Collateral Rig chartered by it, in each case, on demise charter to a charterer outside the Group for any period, except if a member of the Group carries out technical management services in relation to such demise charter.

1.16	Management

In the event that Noble Drilling A/S ceases to be the manager of a Collateral Rig, the Company shall procure that the replacement manager shall promptly deliver to the Security Agent an undertaking in a form required by the Security Agent, confirming that:

(a)

all claims of whatsoever nature which the replacement manager has now or at any later time against or in connection with the relevant Collateral Rig, the Insurances or any Requisition Compensation or against the relevant Rig Owner shall rank after and be in all respects subordinate to all of the rights and claims of the Secured Parties;

(b)

the replacement manager shall not take any step to exercise or enforce any right or remedy which it now or at any later time has under the relevant management agreement or under any applicable law against the relevant Rig Owner or the Collateral Rig, the Insurances or any Requisition Compensation;

(c)

the replacement manager shall not institute any legal or administration action or any quasi-legal proceedings under any applicable law at any time against the Collateral Rig, the Insurances or any Requisition Compensation or against the relevant Rig Owner in any capacity; and

(d)

the replacement manager shall not compete with any of the Secured Parties in a liquidation or other winding-up or bankruptcy of the Rig Owner or in any legal or administration action or any quasi legal proceedings in connection with the Collateral Rig, the Insurances or any Requisition Compensation.

1.17	Quiet enjoyment undertakings

(a)

If, pursuant to any Material Employment Contract, the relevant charterer, employer or operator requires the Security Agent as mortgagee to enter into a quiet enjoyment undertaking in its favour in respect of the relevant Collateral Rig, the Security Agent shall, provided no Event of Default has occurred and is continuing and no material default has occurred and is continuing under such Material Employment Contract, enter into a quiet enjoyment undertaking with such charterer, employer or operator (and is authorised by the other Finance Parties to do so):

(i)

if such Material Employment Contract has a Fixed Term of less than thirty six months, in substantially the form set out in Schedule 13 (Form of Quiet Enjoyment Letter), provided that the relevant Material Intra-Group Charterer has executed and delivered to the Security Agent an Earnings Assignment, together with such legal opinions as are reasonably required by the Security Agent in relation to the execution of such Earnings Assignment by the relevant Material Intra-Group Charterer and the enforceability of such Earnings Assignment as a matter of English law, provided that (other than in respect of notices to be sent to the relevant charterer, employer or operator under English law) any perfection requirements which are reasonably likely to result in the earnings from such Material Employment Contract being paid other than in accordance with such Material Intra-Group Charterer’s instructions or the provisions of such Material Employment Contract shall only occur following an Event of Default which is continuing; or

(ii)

if such Material Employment Contract has a Fixed Term of at least thirty six months, the Company shall use best efforts to obtain the relevant charterer’s, employer’s or operator’s agreement to the form of quiet enjoyment undertaking:

(A)

proposed by the relevant charterer, employer or operator or otherwise required by such Material Employment Contract, with such amendments required by the Security Agent (acting reasonably); or, if no such form is proposed or required,

(B)	proposed by the Security Agent with such amendments required by such charterer, employer or operator and approved by the Security Agent (acting reasonably),

provided that if the relevant form of quiet enjoyment undertaking proposed pursuant to sub-paragraphs (A) or (B) above cannot be agreed by the Security Agent with the relevant charterer, employer or operator within a reasonable period of time, and in any event before the time at which (without prejudice to the generality of paragraph (ii) below), in the Company’s reasonable opinion and as notified in writing to the Security Agent, the execution of the relevant Material Employment Contract is put at risk (solely by reason of a failure to agree the form of relevant quiet enjoyment letter), the Company shall use reasonable commercial efforts to obtain the relevant charterer’s, employer’s or operator’s agreement to the form of quiet enjoyment undertaking set out in Schedule 13 (Form of Quiet Enjoyment Letter) and the Security Agent shall, provided no Event of Default has occurred and is continuing and no material default has occurred and is continuing under such Material Employment Contract, enter into such quiet enjoyment undertaking (and is authorised by the other Finance Parties to do so).

(b)

In relation to any quiet enjoyment undertaking provided pursuant to paragraph (i) above, the Company undertakes to use reasonable commercial efforts to obtain the relevant charterer’s, employer’s or operator’s agreement to the form of quiet enjoyment undertaking set out in Schedule 13 (Form of Quiet Enjoyment Letter) or acknowledgement of assignment required pursuant to any Earnings Assignment (with such amendments required by such charterer, employer or operator and approved by the Security Agent (acting reasonably)).

(c)

If, pursuant to any charter, employment or drilling contract in respect of a Collateral Rig which does not fall under paragraph (a) above, the relevant charterer, employer or operator requires the Security Agent as mortgagee to enter into a quiet enjoyment undertaking in its favour in respect of the relevant Collateral Rig, the Security Agent shall, provided no Event of Default has occurred and is continuing, enter into a quiet enjoyment undertaking with such charterer, employer or operator (and is authorised by the other Finance Parties to do so) in the form required by such charter, employment or drilling contract or, if no such required form is specified, in substantially the form set out in Schedule 13 (Form of Quiet Enjoyment Letter) (with such amendments required by such charterer, employer or operator and approved by the Security Agent (acting reasonably)).

(d)	For the avoidance of doubt:

(i)

no quiet enjoyment undertaking shall be required or requested by the Security Agent or any other Finance Party if the existence of any Security over a Collateral Rig would not require entry into a quiet enjoyment undertaking pursuant to the charter, employment or drilling contract in respect of such Collateral Rig;

(ii)

no Obligor shall be prevented from entering into any charter, employment or drilling contract in respect of a Collateral Rig if the form of quiet enjoyment undertaking proposed pursuant to this paragraph 1.17 is not accepted by the relevant charterer, employer or operator; and

(iii)	the Security Agent shall act on the instructions of the Majority Lenders in relation to all matters under this paragraph 1.17.

(e)	In relation to any demise charter entered into between a Rig Owner and a Material Intra-Group Charterer that has a Fixed Term of greater than eighteen months:

(i)

so long as (A) no Event of Default has occurred and is continuing, or (B) no event has occurred and is continuing which would entitle the Rig Owner to terminate the charter, the Security Agent shall not (and it shall procure that any person claiming through or on behalf of it shall not) interfere with the Material Intra-Group Charterer’s quiet use, possession and enjoyment of the relevant Collateral Rig chartered by it, provided that the exercise by the Security Agent of its rights under the Mortgage in relation to that Collateral Rig in accordance with the provisions of the Finance Documents will not constitute such an interference;

(ii)

that Material Intra-Group Charterer agrees that all claims of whatever nature which it has from time to time against or in connection with the relevant Collateral Rig chartered by it shall rank after and be in all respects subordinate to all of the rights and claims of the Secured Parties; and

(iii)	that Material Intra-Group Charterer agrees that, for so long as an Event of Default is continuing, it will not exercise its right to terminate that demise charter.

1.18	Reflagging

Provided that no Event of Default has occurred and is continuing, the Company may give a notice to the Agent that it wishes:

(a)	to re-document and reregister a Collateral Rig under the laws of any jurisdiction which is an Approved Flag (the “New Flag State”) other than its existing Approved Flag (a “Transfer of Flag”); and/or

(b)

to suspend the use of the flag of the Approved Flag of a Collateral Rig (the “Primary Flag State”) where it is proposed that the Collateral Rig will fly the flag of another jurisdiction which is an Approved Flag (the “Secondary Flag State”) (a “Dual Registration”).

The Agent shall promptly send a copy of any such notice to the Lenders and, in relation to a Dual Registration, the Company shall give the Agent and the Lenders a reasonable opportunity to consult with the Company concerning the proposed Dual Registration and provide the Agent with such information as the Agent may, at the request of any Lender, reasonably request concerning the reasons for the proposed Dual Registration.

1.19	Transfer of Flag

Subject to fulfilment of the conditions specified in paragraph 1.20 (Conditions for Transfer of Flag), in the case of a Transfer of Flag the Agent shall instruct the Security Agent to, and the Security Agent shall, release and discharge the Mortgage and release and re-assign any deed of covenant collateral thereto upon reasonable notice from the Company.

1.20	Conditions for Transfer of Flag

Upon completion of the Transfer of Flag, the Company shall deliver or procure the delivery to the Agent of:

(a)	a new Mortgage together with a Deed of Covenants collateral thereto (if appropriate to the New Flag State) executed by the relevant Rig Owner in favour of the Security Agent;

(b)

opinions satisfactory to the Agent in relation to the registration of the Collateral Rig and the new Mortgage, the due execution and authorisation of any documents executed pursuant to paragraph (a) above and such other matters as the Agent may reasonably require in relation to the jurisdiction of the New Flag State and the documents delivered in relation to the Transfer of Flag; and

(c)

such other documentation (including any amendment to this Agreement) as the Agent reasonably requires in order to ensure that, after the Transfer of Flag, the Finance Parties benefit in all material respects from substantially equivalent Transaction Security as they had prior to the Transfer of Flag (in relation to a Permitted Sale, and for the purposes of such determination, disregarding the existence or impact of any restarting of hardening periods, limitation periods, avoidance periods and any other equivalent limitations arising from insolvency law other than where there is a reasonable likelihood of an insolvency of such Rig Owner during the new hardening, limitation or other equivalent period) arising as a result of the implementation of the new Security over that Collateral Rig pursuant to paragraph (a) above), in such terms as the Agent may approve (acting reasonably).

1.21	Dual Registration

Subject to fulfilment of the conditions specified in paragraph 1.22 (Conditions for Dual Registration), in the case of a Dual Registration the Agent shall instruct the Security Agent to, and the Security Agent shall, give any requisite consents required by any applicable registrar or other official in the Primary Flag State and/or the Secondary Flag State to permit the Dual Registration upon reasonable notice from the Company.

1.22	Conditions for Dual Registration

Upon suspension of the use of the flag of the Primary Flag State and commencement of the use of the flag of the Secondary Flag State, the Company shall deliver or procure the delivery to the Agent of the following documents and/or evidence:

(a)

an opinion satisfactory to the Agent from lawyers qualified or accustomed to advise on the laws of the Primary Flag State and the Secondary Flag State that the Dual Registration is permitted by their respective laws for the duration of the relevant charter period or a specified part thereof and that the relevant Mortgage and the relevant Rig Owner’s title to the relevant Collateral Rig remain duly registered under the laws of the Primary Flag State following the Dual Registration and that on termination of the charter by virtue of which the Collateral Rig is registered in the Secondary Flag State or a judicial sale of the Collateral Rig, the Dual Registration will be terminated without delay and without any discretionary consents from authorities in the Secondary Flag State; and

(b)

if the laws of the Secondary Flag State require that the relevant Mortgage be noted or registered against the relevant Collateral Rig (as the case may be) in the Secondary Flag State, evidence reasonably satisfactory to the Agent that such notation or registration will be effected upon or within an appropriate period following commencement of the Dual Registration.

1.23	Notification of certain events

The Company shall notify the Agent by email promptly upon the same coming to its knowledge and in reasonable detail of:

(a)	any casualty to a Collateral Rig which is or is likely to be a Major Casualty;

(b)	any occurrence in consequence whereof a Collateral Rig has become a Total Loss;

(c)

any requirement or recommendation made by an Approved Classification Society or by any competent authority in respect of any Collateral Rig which has not been complied with by the date by which it is required to be complied with (as extended by agreement with the Approved Classification Society) other than any such requirement or recommendation the imposition of which is being contested in good faith by the Company or the relevant Rig Owner;

(d)	any arrest or detention of a Collateral Rig or the exercise or purported exercise of any lien on a Collateral Rig; and

(e)	a Collateral Rig ceasing to be registered under the laws of its Approved Flag (other than in accordance with paragraphs 1.18 (Reflagging) to 1.22 (Conditions for Dual Registration)).

PART II

INSURANCE UNDERTAKINGS

1.1	Construction of insurance terms

In this Part II of Schedule 12 (Collateral Rigs and Insurance Undertakings):

“approved” means approved in writing by the Agent and “approval” shall be construed accordingly;

“excess risks” means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of each Collateral Rig in consequence of its insured value being less than the value at which that Collateral Rig is assessed for the purpose of such claims;

“Loss Payable Clause” means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant policies, such Loss Payable Clauses to be in the forms set out in Appendix B to schedule 1 and in schedule 2 to each Insurance Assignment, or in such other forms as may from time to time be approved in writing by the Security Agent;

“policy” includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association being a subscriber to the International Group of Protection and Indemnity Associations (“IGA”) or any subsequent association that provides an umbrella for pooled reinsurance in a manner similar to IGA or as may otherwise be approved by the Mortgagee, including the proportion (if any) not covered in case of collision under the marine risks insurance; and

“war risks” includes the risk of mines and all risks excluded from the corresponding marine policy by the War Exclusion Clause.

1.2	Maintenance of Insurances

The Company shall keep each Collateral Rig insured at no cost to the Finance Parties against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks; and

(c)	protection and indemnity risks.

1.3	Terms of Insurances

In relation to each Collateral Rig, the Company shall effect such Insurances (or shall procure that such Insurances are effected):

(a)	in the case of fire and usual marine risks (including excess risks) and war risks, on an agreed value basis, in such amounts (but not in any event less than whichever shall be the greater of):

(i)	in respect of hull and machinery risks excluding total loss, 80% of the Fair Market Value of that Collateral Rig for the time being;

(ii)	in respect of hull and machinery risks including total loss, the Fair Market Value of that Collateral Rig for the time being; and

(iii)	such amount which, when aggregated with the insured value of the other Collateral Rigs, shall equal to or exceed 120 per cent. of the Loan outstanding);

(b)	in the case of protection and indemnity risks, for a limit acceptable to the Agent acting reasonably;

(c)	on approved terms; and

(d)

through commercially reputable brokers and with commercially reputable insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in commercially reputable associations.

1.4	Further protections for the Finance Parties

In addition to the terms set out in paragraph 1.3 (Terms of Insurances), the Company shall procure that the Insurances shall:

(a)	subject always to paragraph (b), name the Company and/or the relevant Obligor as the sole named insured unless the interest of every other named insured is limited:

(i)	in respect of any Insurances for hull and machinery and war risks:

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)

in respect of any Insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

(b)	name the Security Agent as loss payee by incorporation of the relevant Loss Payable Clause;

(c)

provide that all payments by or on behalf of the insurers under the Insurances to the Security Agent shall be made without set off, counterclaim or deductions or condition whatsoever but with full discharge of the insurer’s obligation to pay more than once;

(d)	provide that the Insurances shall be primary without right of contribution from other insurances which may be carried by the Security Agent or any other Finance Party; and

(e)	provide that the Security Agent may make proof of loss if the Company fails to do so.

1.5	Renewal of Insurances

The Company shall:

(a)

at least 14 days before the expiry of any Insurance notify the Agent of the names of the brokers or insurers and any association through or with which the Company proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(b)	at least 7 days before the expiry of any obligatory insurance arrange for the Insurances to be renewed, replaced or extended prior to their expiry; and

(c)

procure that the brokers, insurers and/or the associations with which such a renewal, replacement or extension are effected shall promptly after the renewal confirm to the Agent in writing that the renewal, replacement or extension has been effected.

1.6	Copies of policies; letters of undertaking

The Company shall ensure that the brokers, insurers and/or the associations provide the Security Agent with:

(a)	pro forma copies of all policies relating to the Insurances which they are to effect or renew; and

(b)

a letter or letters or undertaking in an approved form required by the Agent (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

1.7	Copies of certificates of entry

The Company shall ensure that any protection and indemnity and/or war risks associations in which a Collateral Rig is entered provide the Security Agent with a certified copy of the certificate of entry for that Collateral Rig.

1.8	Deposit of original policies

The Company shall ensure that all policies relating to Insurances are deposited with the brokers, insurers and/or the associations through which the Insurances are effected or renewed.

1.9	Payment of premiums

The Company shall punctually pay (or shall procure the punctual payment of) all premiums or other sums payable in respect of the Insurances and produce all relevant receipts when so required by the Agent or the Security Agent.

1.10	Guarantees

The Company shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

1.11	Compliance with terms of Insurances

The Company shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would be reasonably likely to render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

1.12	Settlement of claims

(a)	Any claim under the Insurances for a Total Loss shall only be settled, compromised or abandoned with prior approval provided that:

(i)	such approval shall not be unreasonably withheld or delayed; and

(ii)	prior approval shall promptly be granted in circumstances where any such claim is settled for an amount equal to or greater than the Secured Obligations (as defined in the Intercreditor Agreement).

(b)

The Company shall promptly provide all assistance, documents, evidence and information requested by the Security Agent to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the Insurances.

1.13	Provision of copies of communications

If so required by the Agent, the Company shall provide the Agent with copies of written communications between the Company and the relevant brokers, insurers and associations relating to material changes to any of the Insurances as soon as they are available.

1.14	Provision of information

(a)

The Company shall promptly provide the Agent with any information which the Agent reasonably requests for the purpose of obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the Insurances effected or proposed to be effected.

(b)

The Company shall, forthwith upon demand, reimburse the Agent in respect of the cost of any such report referred to in paragraph (a) above, provided that the Company shall only be obliged to pay for the cost of any such report obtained by the Agent once per annum and any additional report requested whilst an Event of Default is continuing.

1.15	Insurance proceeds

The Company shall apply (or shall procure the application of) all amounts receivable under the Insurances which are paid to the relevant Rig Owner in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such amounts have been received.

1.16	Payment in accordance with Loss Payable Clause

The Company shall procure that each member of the Group who is named as an additional insured party in the Insurances (whether referred to as “co-assured”, or “additional member”, or otherwise) shall:

(a)	immediately pay any amounts received by that member of the Group in respect of the Insurances to the Security Agent in accordance with the relevant Loss Payable Clause; and

(b)	promptly give any authorisation, consent or discharge requested by the Security Agent for the payment of any claim under the Insurances in accordance with the relevant Loss Payable Clause.

SCHEDULE 13

FORM OF QUIET ENJOYMENT LETTER

QUIET ENJOYMENT LETTER – AGENT/MORTGAGEE

[Name of Contractor], a company incorporated in [country] with company number [•] and with its registered office at [Address] (“Contractor” which definition shall include any assignee thereto pursuant to the terms of the Contract) is the Affiliate (as defined in the Contract) of the owner of the mobile offshore drilling unit “[Name of Drilling Unit]” (“Drilling Unit”), which is hired to [•], a company incorporated in [•] with company number [•] and with its registered office at [address] (“Company” which definition shall include any assignee thereto pursuant to the terms of the Contract) pursuant to the Contract for the Provision and Operation of Offshore Drilling Unit dated [Date] (“Contract”).

The Drilling Unit is directly or indirectly subject to a financing granted by inter alia [Bank or Banks], with [Mortgagee/Agent] as mortgagee (the “Mortgagee”) under a facility agreement dated [Date] (“Facility Agreement”) and secured, inter alia, with a first priority mortgage over the Drilling Unit (the “Mortgage”).

The purpose of this Quiet Enjoyment Letter is to ensure that, subject to paragraph 3 below, Company will have the full use of the Drilling Unit and such other rights and obligations as it has subject to the terms of the Contract.

1.	Company hereby:

(i)	acknowledges the rights, title and interest of the Mortgagee under the Mortgage and in and to the Drilling Unit; and

(ii)

acknowledges the right of the Mortgagee, following an Event of Default under the Facility Agreement which is continuing and the enforcement of its rights under, and in accordance with the terms of, the Mortgage, to make all demands, give all notices, take all actions and exercise all rights of Contractor in respect of the Drilling Unit.

2.	The Mortgagee hereby irrevocably and unconditionally covenants and agrees with Company when exercising its rights as mortgagee of the Drilling Unit:

(i)	not to interfere with Company’s uninterrupted quiet use and enjoyment of the Drilling Unit and the exercise of Company’s rights under the Contract;

(ii)

that prior to a default by Contractor under the Facility Agreement or during any rectification period thereunder, Contractor shall retain the right to use and control the Drilling Unit in accordance with the Contract;

(iii)

that in the event Contractor fails to cure any default occurring under the Facility Agreement, Company’s right to uninterrupted quiet enjoyment of the Drilling Unit shall not be disturbed by any action taken by the Mortgagee under the terms of the Facility Agreement, related security agreements or otherwise; and

(iv)

without prejudice to the generality of the foregoing, it shall in no event remove or initiate steps which may lead to the removal of the Drilling Unit from [Location] without Company’s prior written approval.

3.	The undertakings referred to in paragraph 2 above are subject always to:

(i)	no event having occurred which would entitle Contractor to terminate the Contract and that the Contract has not expired or for other reasons ceased to be effective and in force; and

(ii)	Company not being in substantive breach of any, and being in substantive compliance with all of its obligations under this Quiet Enjoyment Letter,

and for the avoidance of doubt, none of the undertakings given by the Mortgagee shall be construed as an express or implied agreement by the Mortgagee to guarantee the due performance by Contractor (or any replacement registered or disponent owner of the Drilling Unit) of its obligations under the Contract and the Mortgagee or its designees shall have no liability or obligation under the Contract save to the extent expressly agreed.

4.

This Quiet Enjoyment Letter and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law and any disputes under or in connection with this Quiet Enjoyment Letter shall be subject to the exclusive jurisdiction of the English courts.

SCHEDULE 14

FORM OF SUBSTITUTE FACILITY OFFICE OR SUBSTITUTE AFFILIATE LENDER DESIGNATION NOTICE

To: DNB Bank ASA, New York Branch as Agent and Noble Corporation plc as the Company

From: [Designating Lender] (the “Designating Lender”)

Dated:

Dear Sirs

Noble Corporation plc – [        ] Facility Agreement

dated [                ] (the “ Agreement”)

1.	We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Designation Notice.

2.

[We hereby designate our Facility Office in [•] as a Substitute Facility Office]/[We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender] in respect of the Utilisation required to be advanced to [specify name of borrower or refer to all borrowers in a particular jurisdiction] (“Designated Utilisations”).

3.	[The details of the Substitute Affiliate Lender are as follows:

Name:

Facility Office:

Fax Number:

Attention:

Jurisdiction of Incorporation:

4.

By countersigning this notice below the Designated Affiliate Lender agrees to become a Designated Affiliate Lender in respect of Designated Utilisations as indicated above and agrees to be bound by the terms of the Agreement accordingly.]

5.	This Designation Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

For and on behalf of

[Designating Lender]

[We acknowledge and agree to the terms of the above.

For and on behalf of

[Substitute Affiliate Lender]]

We acknowledge the terms of the above.

For and on behalf of

[The Agent]

Dated

We acknowledge the terms of the above.

For and on behalf of

Noble Corporation plc as Company

Dated

SIGNATURES

THE COMPANY

For and on behalf of NOBLE CORPORATION PLC

/s/ William Turcotte
By: William Turcotte
Title: Secretary

THE BORROWER

For and behalf of THE DRILLING COMPANY OF 1972 A/S

/s/ Steffen Dalgaard Andersen
By: Steffen Dalgaard Andersen
Title: Director

[Signature page to the Facilities Agreement]

THE RIG OWNERS

For and on behalf of NOBLECORP DRILLING HOLDINGS SINGAPORE PTE. LTD.

/s/ Claus Bachmann
By: Claus Bachmann
Title: Director

For and behalf of NOBLE HIGHLANDER UK LTD

/s/ Carolyn Cosgrove
By: Carolyn Cosgrove
Title: Director

For and on behalf of NOBLE DRILLSHIP I SINGAPORE PTE. LTD.

/s/ Claus Bachmann
By: Claus Bachmann
Title: Director

[Signature page to the Facilities Agreement]

THE MATERIAL INTRA-GROUP CHARTERERS

For and behalf of NOBLE DRILLING OPERATING SERVICES A/S

/s/ Steffen Dalgaard Andersen
By: Steffen Dalgaard Andersen
Title: Director

For and behalf of NOBLE INTEGRATOR OPERATIONS AS

/s/ Claus Bachmann
By: Claus Bachmann
Title: Chairman

For and behalf of NOBLE INVINCIBLE OPERATIONS AS

/s/ Claus Bachmann
By: Claus Bachmann
Title: Chairman

[Signature page to the Facilities Agreement]

THE MANDATED LEAD ARRANGERS

For and behalf of DNB CAPITAL LLC

/s/ Jan Schneidereit
By:	Jan Schneidereit
Title:	Attorney-in-fact

For and on behalf of BARCLAYS BANK PLC

/s/ Sydney G. Dennis
By:	Sydney G. Dennis
Title:	Director

For and behalf of CLIFFORD CAPITAL PTE. LTD.

/s/ Chew Yingsi, Jolene
By:	Chew Yingsi, Jolene
Title:	Co-Head, Origination & Structuring Offshore Marine and Shipping

For and on behalf of DANSKE BANK A/S

/s/ Morten Søegård		/s/ Andreas Emil Rabe
By:	Morten Søegård	By:	Andreas Emil Rabe
Title:	Manging Director	Title:	Associate Director

For and on behalf of HSBC BANK USA, N.A.

/s/ Balaj Rajgopal
By:	Balaj Rajgopal
Title:	Director - GB Energy Coverage

For and on behalf of J.P. MORGAN SE

/s/ Klaus Thune	/s/ Juri Ormonroyd

For and on behalf of NORDEA BANK ABP, NEW YORK BRANCH

/s/ Jan Schneidereit
By:	Jan Schneidereit
Title:	Attorney-in-fact

For and on behalf of NYKREDIT BANK A/S

/s/ Henrik Michaelsen		/s/ Jens Nørh
By:	Henrik Michaelsen	By:	Jens Nørh
Title:	Manging Director	Title:	First Vice President

[Signature page to the Facilities Agreement]

For and on behalf of MORGAN STANLEY SENIOR FUNDING, INC.

/s/ Michael King
By:	Michael King
Title:	Vice President

[Signature page to the Facilities Agreement]

THE BOOKRUNNERS

For and behalf of DNB CAPITAL LLC

/s/ Jan Schneidereit
By: Jan Schneidereit
Title: Attorney-in-fact

For and on behalf of BARCLAYS BANK PLC

/s/ Sydney G. Dennis
By: Sydney G. Dennis
Title: Director

For and behalf of CLIFFORD CAPITAL PTE. LTD.

/s/ Chew Yingsi, Jolene
By: Chew Yingsi, Jolene
Title: Co-Head, Origination & Structuring Offshore Marine and Shipping

For and on behalf of DANSKE BANK A/S

/s/ Morten Søegård	/s/ Andreas Emil Rabe
By: Morten Søegård	By: Andreas Emil Rabe
Title: Managing Director	Title: Associate Director

For and on behalf of HSBC BANK USA, N.A.

/s/ Balaj Rajgopal
By: Balaj Rajgopal
Title: Director—GB Energy Coverage

For and on behalf of J.P. MORGAN SE

/s/ Klaus Thune	/s/ Juri Ormonroyd

For and on behalf of NORDEA BANK ABP, NEW YORK BRANCH

/s/ Jan Schneidereit
By: Jan Schneidereit
Title: Attorney-in-fact

For and on behalf of NYKREDIT BANK A/S

/s/ Henrik Michaelsen	/s/ Jens Nørh
By: Henrik Michaelsen	By: Jens Nørh
Title: Manging Director	Title: First Vice President

[Signature page to the Facilities Agreement]

For and on behalf of MORGAN STANLEY SENIOR FUNDING, INC.

/s/ Michael King
By: Michael King
Title: Vice President

[Signature page to the Facilities Agreement]

THE COORDINATOR

For and behalf of DNB MARKETS, INC

/s/ Jan Schneidereit
By: Jan Schneidereit
Title: Attorney-in-fact

[Signature page to the Facilities Agreement]

THE AGENT

For and on behalf of

DNB BANK ASA, NEW YORK BRANCH

/s/ Jan Schneidereit
By: Jan Schneidereit
Title: Attorney-in-fact

Address: 39 Hudson Yards, 81st Floor, New York NY 10001

Telephone: +1 516 416 8557

Email: Pam.Sorenson@dnb.no

Attention: Pamala Sorenson

THE SECURITY AGENT

For and on behalf of

DNB BANK ASA, NEW YORK BRANCH

/s/ Jan Schneidereit
By: Jan Schneidereit
Title: Attorney-in-fact

Address: 39 Hudson Yards, 81st Floor, New York NY 10001

Telephone: +1 516 416 8557

Email: Pam.Sorenson@dnb.no

Attention: Pamala Sorenson

[Signature page to the Facilities Agreement]

THE ORIGINAL LENDERS

For and behalf of DNB CAPITAL LLC

/s/ Jan Schneidereit
By:	Jan Schneidereit
Title:	Attorney-in-fact

For and on behalf of BARCLAYS BANK PLC

/s/ Sydney G. Dennis
By:	Sydney G. Dennis
Title:	Director

For and behalf of CLIFFORD CAPITAL PTE. LTD.

/s/ Chew Yingsi, Jolene
By:	Chew Yingsi, Jolene
Title:	Co-Head, Origination & Structuring Offshore Marine and Shipping

For and on behalf of DANSKE BANK A/S

/s/ Morten Søegård		/s/ Andreas Emil Rabe
By:	Morten Søegård	By:	Andreas Emil Rabe
Title:	Managing Director	Title:	Associate Director

For and on behalf of HSBC BANK USA, N.A.

/s/ Balaj Rajgopal
By:	Balaj Rajgopal
Title:	Director - GB Energy Coverage

For and on behalf of JPMORGAN CHASE BANK N.A., LONDON BRANCH

By: /s/ Ben Harker

For and on behalf of NORDEA BANK ABP, NEW YORK BRANCH

/s/ Jan Schneidereit
By:	Jan Schneidereit
Title:	Attorney-in-fact

For and on behalf of NYKREDIT BANK A/S

/s/ Henrik Michaelsen		/s/ Jens Nørh
By:	Henrik Michaelsen	By:	Jens Nørh
Title:	Managing Director	Title:	First Vice President

[Signature page to the Facilities Agreement]

For and on behalf of MORGAN STANLEY SENIOR FUNDING, INC.

/s/ Michael King
By:	Michael King
Title:	Vice President

[Signature page to the Facilities Agreement]